Exhibit 3.1

Final Form

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

DayOne Data Centers Limited

(as adopted by Special Resolution dated August 10, 2026)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

DayOne Data Centers Limited

(as adopted by Special Resolution dated August 10, 2026)

1.	The name of the Company is DayOne Data Centers Limited.

2.

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5.

The share capital of the Company is US$50,000.0001 divided into 734,657,144 Ordinary Shares of a par value of US$0.00005 each, 67,200,000 Series A Preferred Shares of a par value of US$0.00005 each, 68,571,429 Series B Preferred Shares of a par value of US$0.00005 each and 129,571,429 Series C Preferred Shares of a par value of US$0.00005 each.

6.

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalized terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FIFTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

DayOne Data Centers Limited

(as adopted by Special Resolution dated August 10, 2026)

1.	Interpretation

1.1	In the Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“2025 ESOP”	means the employee share option plan approved by the Board on March 9, 2025, pursuant to which the Company may grant options exercisable for up to 12,646,286 Ordinary Shares to directors, officers, employees, consultants, advisors or strategic partners of the Company or its affiliates, at an exercise price that is equal to the Series B Preferred Share Issue Price (as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the relevant class of shares, as applicable).

“30-Day ADTV”	means, as at a date of determination, the daily average of the sum of Daily Trading Value for thirty (30) consecutive trading days ending one (1) trading day prior to the date of determination.

“30-Day VWAP”	means, as at a date of determination, the volume weighted average price of the relevant securities trading on a stock exchange on which such securities are then listed or quoted for trading for the thirty (30) consecutive trading days ending one (1) trading day prior to the date of determination, as reported by Bloomberg L.P. and without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Affiliate”	means, (a) with respect to any Person that is a natural person, (i) any other Person that is directly or indirectly Controlled by such Person, (ii) such Person’s spouse, lineal descendant (whether natural or adopted), brother, sister, or parent, or (iii) any estate, trust or partnership that is established by or for the benefit of such Person and/or any other Person described in sub-clause (ii), in each case, that is directly or indirectly Controlled by such Person and/or any other Person described in sub-clause (ii), and (b) with respect to any Person that is not a natural person, unless otherwise specifically set forth on Schedule 7 of the Shareholders Deed, any other Person that is directly or indirectly Controlling, Controlled by or under common Control with such Person; provided, that in each of the foregoing cases, no holder of Company Securities shall be deemed an Affiliate of the Company or any other security holder of the Company, in each case, solely by reason of any investment in the Company or the existence or exercise of any rights or obligations under the Articles or the Shareholders Deed or in respect of the Company Securities held by such security holder insofar as such investment, rights or obligations do not otherwise give rise to any Control in respect of or by the Company or such other security holder of the Company, as applicable; provided, further, that the Company Securities held by GDS Holdings Limited and the Designated Rightholder shall not be aggregated for purposes of determining their respective entitlement to any rights under the Articles or the Shareholders Deed, including the right to appoint directors, the calculation of their respective Aggregate Ownership, and their respective status as a Major Shareholder. The term “Affiliated” has the meaning correlative to the foregoing.

“Aggregate Ownership”	means, with respect to any Person or group of Affiliated Persons, the total number of Shares (as determined on an Ordinary Share Equivalents basis) beneficially owned by such Person or group of Affiliated Persons as of the date of such calculation.

“Aggregate Ownership Percentage”	means, with respect to any Person or group of Affiliated Persons, the percentage of the share capital of the Company that such Person or group of Affiliated Persons owns as of the date of such calculation, calculated on an as-converted and fully-diluted basis.

“Applicable Law”	means, with respect to any Person, any transnational, domestic, foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule (including stock exchange rules), regulation, Order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“Articles”	means these articles of association of the Company as originally adopted or as from time to time altered or substituted by Special Resolution.

“Associate”	means, with respect to any given Person, (a) a corporation or organization of which such given Person is an officer or partner or is, directly or indirectly, the beneficial owner of thirty percent (30%) or more of any class of equity securities, (b) any trust or other estate in which such given Person has a substantial beneficial interest or as to which such given Person serves as trustee or in a similar capacity, or (c) such Person’s spouse and lineal descendants (whether natural or adopted), brother, sister and/or parent.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Board”	means the board of Directors of the Company.

“Board Meetings”	has the meaning ascribed to the same term in Article 31.1.

“Board Reserved Matter”	has the meaning ascribed to the same term in Article 45.1.

“Business Day”	means any day except a Saturday, Sunday or other day on which commercial banks in the Cayman Islands, Hong Kong, New York or Singapore are required or authorized by Applicable Law to be closed.

“Chairman”	means the chairman of the Board.

“Company”	means DayOne Data Centers Limited.

“Company Redemption Rights”	has the meaning ascribed to the same term in Article 50.1.

“Company Securities”	means (a) any shares of share capital or other equity securities of the Company, including Ordinary Shares and Preferred Shares, (b) any securities convertible into or exchangeable for shares of share capital or other equity securities of the Company, (c) any options, warrants or other rights to acquire shares of share capital or other equity securities of the Company, and (d) any other security into which any of the securities described in sub-clauses (a) through (c) above may hereafter be converted or exchanged.

“Conflicted Shareholder Director”	has the meaning ascribed to the same term in Article 27.4.

“Consolidated Contracted EBITDA”	means, at the time of calculation, the estimated consolidated recurring annualized accrual profit before interest, tax, depreciation and amortization and other non-cash items: (a) excluding all SG&A except for property taxes; (b) excluding any exceptional, one-off, non-recurring or extraordinary item; (c) adjusted proportionately for any minority interests; and (d) calculated by the Company’s management on the basis that the total amount of IT power capacity which customers have committed to purchase pursuant to binding sales agreement which remain in force is fully income-generating in accordance with the terms of such agreements.

“Consolidated Net Debt”	means, at the time of calculation, the consolidated gross debt, less unrestricted cash, of the Company and its Subsidiaries, adjusted proportionately for any minority interests.

“Contract”	means all agreements, contracts, leases, licenses, commitments, orders or instruments and other legally binding agreements or arrangements.

“Control”	means, with respect to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; and the terms “Controlled by,” “Controlling” and “under common Control with” have the meaning correlative to the foregoing.

“Control Transaction”	means (a) any change in the ownership of the share capital of the Company if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) and their respective Affiliates will have the direct or indirect power to elect or appoint a majority of the members of the Board; (b) any change in the ownership of the share capital of the Company if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) and their respective Affiliates will hold thirty-five percent (35%) or more of the voting power or share capital of the Company (calculated on an as-converted, fully-diluted basis); or (c) any change in the possession, direct or indirect, of the power to direct or cause the direction of major and strategic operating and financial policies of the Company, whether through the ownership of voting securities, by Contract, or otherwise.

“Conversion Price”	means the Series A Conversion Price, the Series B Conversion Price, or the Series C Conversion Price, as applicable.

“Convertible Securities”	has the meaning ascribed to the same term in Article 13.4(a)(i).

“Daily Trading Value”	means, as at a date of determination, the product of (a) the daily trading volume of the relevant securities trading on a stock exchange on which such securities are then listed or quoted for trading, multiplied by (b) the daily dollar volume weighted average price of such securities, each as reported by Bloomberg L.P. and without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Deed of Adherence”	means a deed of adherence substantially in the form annexed to Exhibit C of the Shareholders Deed.

“Designated Rightholder”	means William Wei Huang.

“Designated Rightholder Director”	has the meaning ascribed to the same term in Article 27.3.

“Designated Rightholder Holding Requirement”	means Designated Rightholder Ownership Percentage of at least one percent (1%).

“Designated Rightholder Ownership Percentage”	means, (a) prior to any IPO, the percentage of the share capital of the Company held by the Designated Rightholder and his Affiliates, calculated on a fully-diluted basis (as defined in Article 1.2) as of the relevant date of calculation, and (b) from and after the closing of any IPO, the meaning given to such term in the Public Company Articles.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Effective Date”	means August 10, 2026.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Employee Plans”	has the meaning ascribed to such term in the definition of “New Securities” in this Article 1.1.

“Forecast Development Yield”	means, in respect of any Significant Project, the quotient expressed as a percentage obtained by dividing (a) the forecast stable recurring annualized accrual profit before interest, tax, depreciation and amortization and other non-cash items: (i) excluding all SG&A except for property taxes; (ii) excluding any exceptional, one-off, non-recurring or extraordinary item; and (iii) calculated by the Company’s management on the basis that all the marketable IT power capacity of such Significant Project is income-generating, by (b) the forecast total development cost of such Significant Project (the determination of which shall include finance lease obligations).

“Global Market”	means any of the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the London Stock Exchange, the Singapore Exchange, or such other internationally recognized stock exchange approved in writing by the Board.

“Governmental Authority”	means any national, state, provincial, regional, municipal, local, foreign or other governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, and including any listing or securities exchange.

“Group”	means the Company and its Subsidiaries from time to time, and “Group Company” means any one of them.

“Indemnified Person”	has the meaning ascribed to the same term in Article 46.1.

“Independent Director”	has the meaning ascribed to the same term in Article 27.5.

“Investors”	means the investors identified on Schedule 1 of the Shareholders Deed, as updated from time to time (together with the Additional Investors (as defined in the Shareholders Deed)), and an “Investor” means any one of them.

“IPO”	means the first underwritten public offering of the Ordinary Shares (or equity securities representing the Ordinary Shares) or of the equity securities of a Newco, and the Public Listing of such securities on a Global Market.

“IRR”	means, with respect to each Preferred Share, the internal rate of return per annum of the holder thereof as determined using the XIRR function in Microsoft Excel (or any equivalent function which replaces or supersedes that function in Microsoft Excel or any replacement or successor software to Microsoft Excel), using as “outflow” the Series A Preferred Share Issue Price, the Series B Preferred Share Issue Price, or the Series C Preferred Share Issue Price (as applicable), with the outflow date being the Series A Closing Date (with respect to the Series A Preferred Shares), the Series B Closing Date (with respect to the Series B Preferred Shares) or the applicable Series C Closing Date (with respect to the Series C Preferred Shares), as applicable, and using as “inflows”, (a) in the case of a redemption of such Preferred Share by the Company pursuant to Section 5.03 of the Shareholders Deed and Article 50, the amount paid to the holder of such Preferred Share, with the inflow date being the applicable Redemption Date, and (b) any dividends, distributions or payments (including any such dividends, distributions or payments by the Company in connection with a Liquidation Event or a Control Transaction) made to the holder of such Preferred Share in respect of such Preferred Share, with the inflow date being the date on which such dividends, distributions or payments were made. All calculations relating to an IRR shall be: (i) made with no Taxes paid or payable by the relevant holder of such Preferred Share deducted from any inflows or added to any outflows; (ii) made with no costs, fees, charges or expenses incurred by the relevant holder of the Preferred Share deducted from any inflows or added to any outflows; (iii) made with any Taxes paid or payable by the Company in connection with the transactions described in the foregoing sub-clause (a) or (b), as applicable, deducted from any inflows or added to any outflows, irrespective of whether or not any amount is withheld or deducted for, or on account of, Tax (for the avoidance of doubt and without prejudice to sub-clause (i) above, withholding Taxes incurred by the Company under Applicable Law or any Order of the relevant Tax Authority, if any, with respect to any amounts received or receivable by the relevant holder of such Preferred Share shall not be treated as paid to such holder); (iv) made with any costs, fees, charges or expenses incurred by the Company in connection with the transactions described in the foregoing sub-clause (a) or (b), as applicable, deducted from any inflows or added to any outflows; and (v) without duplication, adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the Preferred Shares, as applicable. An IRR in respect of any other Shares for the holders thereof shall be calculated in accordance with the foregoing methodology unless otherwise agreed by the Company and the relevant Shareholders.

“Liquidation Event”	has the meaning ascribed to the same term in Article 44.2.

“Major Shareholders”	means any Shareholder whose Aggregate Ownership Percentage exceeds ten percent (10%).

“Member”	has the same meaning as in the Statute and for the avoidance of doubt includes each Shareholder (as defined herein).

“Memorandum”	means the memorandum of association of the Company as originally adopted or as from time to time altered or substituted by Special Resolution.

“New Securities”

means any Company Securities, provided, however, that the term “New Securities” shall not include Company Securities issued:

(a)   to management, employees or consultants of the Group Companies pursuant to any equity incentive plan established for the benefit of such Persons (the “Employee Plans”) that has been duly approved in accordance with the Shareholders Deed and the Articles, including upon the exercise of employee share options granted pursuant to the Series A MEG, the Series B MEG, the 2025 ESOP, the Series C MEG, or any other Employee Plans;

(b)   in connection with any share dividend or distribution, share split or subdivision, reverse share split or consolidation, combination, reorganization, recapitalization, reclassification or similar changes in the capital structure of the Company that is effected on a pro rata basis with respect to all outstanding Shares and is duly approved in accordance with the Shareholders Deed and the Articles or for which there is an adjustment under Article 13.4(f) to Article 13.4(j);

(c)   in connection with any direct or indirect merger, acquisition or similar transaction (including the terms of the proposed issuance in connection therewith) that has been duly approved in accordance with Section 2.09(a)(ii) of the Shareholders Deed including by each Shareholder Director, or in accordance with Section 2.09(b)(ii), 2.09(b)(iii), or 2.09(b)(iv) of the Shareholders Deed by each relevant Major Shareholder, as applicable and Article 45.1(b), Article 45.2(b), Article 45.2(c) or Article 45.2(d), as applicable;

(d)   in connection with any Public Listing, IPO or QIPO that is duly approved in accordance with the Shareholders Deed and the Articles;

(e)   pursuant to the Subscription Agreements;

(f)   upon the conversion, exchange or exercise of any equity or debt securities issued by the Company in compliance with the Shareholders Deed and the Articles; or

(g)   to any third party lenders as “equity kickers” in connection with a loan transaction pursuant to any agreement or arrangement (including the terms of the proposed issuance) that has been duly approved by each Major Shareholder in accordance with Section 2.09(b)(vii) of the Shareholders Deed and Article 45.2(g).

“Newco”	means any Person which owns all or substantially all of the assets of the Group at the time of a Public Listing or IPO, the securities of which will be registered, offered or transferred in the Public Listing or IPO.

“Options”	has the meaning ascribed to the same term in Article 13.4(a)(ii).

“Order”	means an order, injunction, judgment, decree or demand issued by a court or any other Governmental Authority.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Ordinary Share Equivalents”	means (a) with respect to Ordinary Shares, the number of Ordinary Shares, and (b) with respect to any other Shares that are convertible into or exchangeable for Ordinary Shares, the number of Ordinary Shares issuable in respect of the conversion or exchange of such securities into Ordinary Shares.

“Ordinary Shares”	means the ordinary shares of the Company with a par value of US$0.00005 each, issued subject to and in accordance with the provisions of the Statute and these Articles and the Shareholders Deed and having the rights and being subject to the restrictions as provided for under these Articles and the Shareholders Deed with respect to such Shares.

“Person”	means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Potential Conflicted Person”	has the meaning ascribed to the same term in Article 28.5.

“Preferred Shares”	means the Series A Preferred Shares, the Series B Preferred Shares, and the Series C Preferred Shares.

“Public Company Articles”	means the form of Memorandum and Articles of Association of the Company annexed to Exhibit B of the Shareholders Deed.

“Public Listing”	means a listing or registration of the Ordinary Shares (or equity securities representing the Ordinary Shares) or of the equity securities of a Newco, on a Global Market.

“QIPO”	means an IPO which (a) is effected with underwriters of nationally recognized standing in any Global Market; (b) values the Company on a pre-offering basis at a minimum implied equity valuation representing a premium to the Series C Conversion Price (as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Shares) of no less than the Series C Minimum Premium, calculated based on the offering price of the IPO; (c) has an aggregate offering size in excess of US$1,000 million; and (d) takes place on a Global Market.

“Redeeming Shareholders”	has the meaning ascribed to the same term in Article 50.2.

“Redemption Date”	means, with respect to each Redemption Share, the date on which the Company makes payment in full in immediately available cash of the Redemption Price for such Redemption Share to the Redeeming Shareholder.

“Redemption Notice”	has the meaning ascribed to the same term in Article 50.2.

“Redemption Price”	has the meaning ascribed to the same term in Article 50.1.

“Redemption Shares”	has the meaning ascribed to the same term in Article 50.2.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Party”	means any Affiliate, officer or director of any Group Company, any holder of any Company Security or equity security of any Subsidiary, and any Affiliate or Associate of any of the foregoing.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Series A Automatic Conversion Price”	has the meaning ascribed to the same term in Article 13.1(b)(i).

“Series A Closing Date”	means June 4, 2024.

“Series A Conversion Date”	has the meaning ascribed to the same term in Article 13.1(c)(i).

“Series A Conversion Price”	has the meaning ascribed to the same term in Article 13.1(a).

“Series A MEG”	means the options granted or to be granted by the Company exercisable for up to twenty-one million and three hundred and thirty thousand (21,330,000) Ordinary Shares that the Company granted or will grant to certain directors, officers, employees, consultants, advisors, or strategic partners of the Company and its Affiliates on or following the Series A Closing Date at an exercise price that is equal to the Series A Preferred Share Issue Price (as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or any other similar event affecting the relevant class of Shares, as applicable).

“Series A Preference Amount”	has the meaning ascribed to the same term in Article 44.1(c).

“Series A Preferred Share Issue Price”	means US$10 per Series A Preferred Share, as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred Shares.

“Series A Preferred Shareholders”	means, at any time, any Person (other than the Company) who is a holder of any Series A Preferred Shares.

“Series A Preferred Shares”	means the Series A preferred shares of the Company with a par value of US$0.00005 each, issued subject to and in accordance with the provisions of the Statute and these Articles and the Shareholders Deed and having the rights and being subject to the restrictions as provided for under these Articles and the Shareholders Deed with respect to such Shares.

“Series A Subscription Agreement”	means the Series A Preferred Share Subscription Agreement, dated as of March 26, 2024, as amended and supplemented by a Deed of Adherence and Amendment to Series A Preferred Share Subscription Agreement, dated as of May 13, 2024, in each case, by and among the Company and the other parties named therein, as may be amended or restated from time to time.

“Series A Supermajority”	means the Persons holding seventy-five percent (75%) or more of the Series A Preferred Shares.

“Series B Closing Date”	means December 31, 2024.

“Series B Conversion Date”	has the meaning ascribed to the same term in Article 13.2(c)(i).

“Series B Conversion Price”	has the meaning ascribed to the same term in Article 13.2(a).

“Series B MEG”	means the options granted or to be granted by the Company exercisable for up to ten million two hundred and eighty-five thousand seven hundred and fourteen (10,285,714) Ordinary Shares that the Company granted or will grant to certain directors, officers, employees, consultants, advisors, or strategic partners of the Company and its Affiliates on or following the Series B Closing Date at an exercise price that is equal to the Series B Preferred Share Issue Price (as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or any other similar event affecting the relevant class of Shares, as applicable).

“Series B Minimum Premium”	means the premium to the Series B Conversion Price as of the relevant date of determination, as set forth in Schedule 8 of the Shareholders Deed.

“Series B Preference Amount”	has the meaning ascribed to the same term in Article 44.1(b).

“Series B Preferred Share Issue Price”	means US$17.50 per Series B Preferred Share, as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Shares.

“Series B Preferred Shareholders”	means, at any time, any Person (other than the Company) who is a holder of any Series B Preferred Shares.

“Series B Preferred Shares”	means the Series B preferred shares of the Company with a par value of US$0.00005 each, issued subject to and in accordance with the provisions of the Statute and these Articles and the Shareholders Deed and having the rights and being subject to the restrictions as provided for under these Articles and the Shareholders Deed with respect to such Shares.

“Series B Subscription Agreement”	means the Series B Preferred Share Subscription Agreement, dated as of October 29, 2024, as amended and supplemented by a Deed of Adherence and Amendment to Series B Preferred Share Subscription Agreement and as may be supplemented by any joinder or subscription agreements entered into by additional investors in accordance with the Series B Subscription Agreement, in each case, by and among the Company and the other parties named therein, as may be amended or restated from time to time.

“Series B Supermajority”	means the Persons holding seventy-five percent (75%) or more of the Series B Preferred Shares.

“Series C Closing Date”	means each date on which closing of the subscription and issuance of any Series C Preferred Shares occurs under the Series C Subscription Agreement.

“Series C Conversion Date”	has the meaning ascribed to the same term in Article 13.3(c)(i).

“Series C Conversion Price”	has the meaning ascribed to the same term in Article 13.3(a).

“Series C MEG”	means the options granted or to be granted by the Company with the vesting conditions and other terms set forth in Section 6.08(a) of the Shareholders Deed and exercisable for up to seventeen million seven hundred and eighty-five thousand seven hundred and fourteen (17,785,714) Ordinary Shares that the Company granted or will grant to certain directors, officers, employees, consultants, advisors, or strategic partners of the Company and its Affiliates on or following the first Series C Closing Date (i.e., December 31, 2025) at an exercise price that is equal to the Series C Preferred Share Issue Price (as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the relevant class of Shares, as applicable).

“Series C Minimum Premium”	means thirty percent (30%).

“Series C Preference Amount”	has the meaning ascribed to the same term in Article 44.1(a).

“Series C Preferred Share Issue Price”	means US$35.00 per Series C Preferred Share, as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Shares.

“Series C Preferred Shareholders”	means, at any time, any Person (other than the Company) who is a holder of any Series C Preferred Shares.

“Series C Preferred Shares”	means the Series C preferred shares of the Company with a par value of US$0.00005 each, issued subject to and in accordance with the provisions of the Statute and these Articles and the Shareholders Deed and having the rights and being subject to the restrictions as provided for under these Articles and the Shareholders Deed with respect to such Shares.

“Series C Subscription Agreement”	means the Series C Preferred Share Subscription Agreement, dated as of December 27, 2025, as amended by the Amendment to Series C Preferred Share Subscription Agreement dated as of April 20, 2026, as may be supplemented by any joinder or subscription agreements entered into by additional investors in accordance with the Series C Subscription Agreement, in each case, by and among the Company and the other parties named therein, as may be further amended, restated and/or supplemented from time to time.

“Series C Supermajority”	means the Persons holding seventy-five percent (75%) or more of the Series C Preferred Shares.

“SG&A”	means selling, general and administrative expenses (including non-cash items and charges, but excluding non-recurring items).

“Shareholder”	means, at any time, any Person (other than the Company) who shall then be a party to or be bound by the Shareholders Deed, so long as such Person shall hold any Shares.

“Shareholder Director” or “Shareholder Directors”	has the meaning ascribed to the same term under Article 27.2.

“Shareholder Reserved Matter”	has the meaning ascribed to the same term under Article 45.2.

“Shareholders Deed”	means the Third Amended and Restated Shareholders Deed dated as of August 10, 2026, entered into by and among the Company, the Designated Rightholder, and the Shareholders named therein and each additional investor who has executed a Deed of Adherence, as may be further amended, restated and/or supplemented from time to time.

“Shares”	means the shares in the capital of the Company from time to time, including the Ordinary Shares and the Preferred Shares.

“Significant Project”	has the meaning ascribed to the same term under Article 45.1(b).

“Special Resolution”	has the same meaning as in the Statute.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Subscription Agreements”	means the Series A Subscription Agreement, the Series B Subscription Agreement, and the Series C Subscription Agreement.

“Subsidiary”	means, with respect to any Person, any corporation, partnership, limited liability company, association, trust or other entity or organization, whether incorporated or unincorporated, which is Controlled by such Person.

“Tax” or “Taxes”	means (a) any national, state, provincial, regional, municipal, local, foreign or other taxes, charges, fees, levies, duties or other assessments imposed by any Tax Authority, including, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever and (b) all interest, penalties (administrative, civil or criminal) or additional amounts imposed by any Tax Authority in connection with any item described in sub-clause (a) above.

“Tax Authority”	means any Governmental Authority responsible for the imposition, collection or administration of any Tax.

“Third Party”	means a bona fide prospective purchaser of Shares other than an Affiliate of the transferor of such Shares.

“Transaction Documents”	means the Memorandum, the Articles, the Subscription Agreements, and the Shareholders Deed.

“Transfer”	means, directly or indirectly, through one or a series of transactions, sell, assign, transfer, pledge, hypothecate, mortgage, encumber, grant a security interest in or otherwise dispose of any economic, voting or other interest, title or right; and the terms “Transferred” and “Transferring” have the meaning correlative to the foregoing.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“U.S.”	means the United States of America.

“US$”	means the U.S. dollars, the lawful currency of the U.S.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(d)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(e)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(f)

any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)

the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(h)	headings are inserted for reference only and shall be ignored in construing the Articles;

(i)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(j)	any requirements as to execution or signature under the Articles can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(l)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(m)	the term “holder” in relation to a Share means a Person whose name is entered in the Register of Members as the holder of such Share;

(n)

unless otherwise specified, references to any documents shall be construed as references to such document as the same may be amended, modified, supplemented, restated, assigned or novated from time to time;

(o)

unless otherwise specified, in relevant calculations of the number of Ordinary Shares, references to “fully-diluted” means that the calculation is to be made assuming that all outstanding options, warrants and other Company Securities capable of being converted into, or exercised or exchanged for, Ordinary Shares (whether or not by their terms then convertible, exercisable or exchangeable), including the Company Securities which have been reserved for issuance pursuant to the Employee Plans, have in each case been so converted, exercised or exchanged, as applicable;

(p)

in relevant calculations of the number of Ordinary Shares, references to “as-converted” mean that the calculation is to be made assuming that all classes of Shares convertible into Ordinary Shares, including the Preferred Shares, that are issued and outstanding as of the time of calculation shall be deemed to have been converted into Ordinary Shares;

(q)

references to a number of days shall refer to calendar days unless specified otherwise, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any Applicable Law); and

(r)	if any action is to be taken or given on or by a particular day, and such day is not a Business Day, then such action may be deferred until the next Business Day.

2.	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3.	Issue of Shares

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting), the Articles and the Shareholders Deed (including the pre-emptive rights regime and similar as contemplated therein), and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options or warrants over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper, and may also (subject to the Statute, the Articles and the Shareholders Deed) vary such rights.

3.2	The Company shall not issue Shares to bearers.

4.	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5.	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed ten (10) days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6.	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be canceled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and canceled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other Person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7.	Transfer of Shares

7.1

The Directors may not decline to register any transfer of Shares unless (a) such registration of transfer would be contrary to or conflict with the provisions of the Shareholders Deed (inclusive of, but not limited to, Articles III and IV of the Shareholders Deed) or the Articles and (b) the Directors have given reasonable explanations with respect to the foregoing sub-clause (a) to such refusal to register the transfer. If the Directors refuse to register a transfer, they shall notify the transferee of such refusal within seven (7) Business Days after receipt of a request for such transfer, providing a reasonable explanation of the reason therefor.

7.2

The Shares are subject to transfer restrictions set forth in the Shareholders Deed (inclusive of, but not limited to, Section 3.01 of the Shareholders Deed). The Company will only register transfers of Shares that are made in accordance with the Shareholders Deed and the Articles, and will not register any purported transfers of Shares that are made in violation of the Shareholders Deed and the Articles. Notwithstanding the foregoing, all Transfers of Shares made pursuant to Section 3.02(a) of the Shareholders Deed shall not require the approval by any Directors and can be effective by way of a written instrument of transfer executed by or on behalf of each of such transferor and transferee.

7.3

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8.	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, the Articles and the Shareholders Deed, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute, the Articles (including Article 50) and the Shareholders Deed, the redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2

Subject to the provisions of the Statute, the Articles (including Article 50) and the Shareholders Deed, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute and not otherwise prohibited under the Articles and the Shareholders Deed, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9.	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10.	Variation of Rights of Shares

10.1

Subject to Article 45 hereof, if, at any time, the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds (2/3) of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds (2/3) of the votes cast at a separate meeting of the holders of the Shares of that class. Notwithstanding anything in the foregoing, all or any of the rights attached to the Series A Preferred Shares may not be varied without the consent in writing of the Series A Supermajority, all or any of the rights attached to the Series B Preferred Shares may not be varied without the consent in writing of the Series B Supermajority, and all or any of the rights attached to the Series C Preferred Shares may not be varied without the consent in writing of the Series C Supermajority. For the purposes of this Article 10, all Series A Preferred Shares shall be deemed to be a single class, all Series B Preferred Shares shall be deemed to be a single class, and all Series C Preferred Shares shall be deemed to be a single class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more Person(s) holding or representing by proxy at least a majority of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

Subject to the provisions of the Articles, the rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11.	Commission on Sale of Shares

The Company may, insofar as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or, if required to be approved under the Shareholders Deed and the Articles and so approved in accordance therewith, the issue of fully or partly paid-up Shares. The Company may also, on any issue of Shares, pay such brokerage as may be lawful.

12.	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognize in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13.	Conversion of Preferred Shares

13.1	The holders of the Series A Preferred Shares shall have the following conversion rights:

(a)

Optional Conversion. Unless converted earlier pursuant to Article 13.1(b), each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series A Preferred Share Issue Price divided by the conversion price then-applicable to such Series A Preferred Share, determined as hereinafter provided, in effect at the time of the conversion (the “Series A Conversion Price”). The initial Series A Conversion Price shall be the Series A Preferred Share Issue Price. The Series A Conversion Price shall be subject to adjustment as set forth herein.

(b)

Automatic Conversion. Without any action being required by the holder of such Series A Preferred Share and whether or not certificate(s) representing such Series A Preferred Share are surrendered to the Company or its share registrar and transfer agent or Registered Office:

(i)

(A) each Series A Preferred Share shall automatically convert into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series A Preferred Share Issue Price divided by the then-applicable Series A Conversion Price concurrently with the completion of any IPO if the offer price for each Ordinary Share in the IPO represents a premium of seventy-five percent (75%) or more of the Series A Conversion Price (as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred Shares) (the “Series A Automatic Conversion Price”). (B) Each Series A Preferred Share shall automatically convert into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series A Preferred Share Issue Price divided by the then-applicable Series A Conversion Price immediately upon the completion of a QIPO. (C) Following the later of the completion of a Public Listing and the expiration of any applicable transfer restrictions contemplated under Section 3.01(c) of the Shareholders Deed (if any), the Series A Preferred Shares shall automatically convert into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series A Preferred Share Issue Price divided by the then-applicable Series A Conversion Price if the 30-Day VWAP and the 30-Day ADTV of the Ordinary Shares following the Public Listing (irrespective of whether any IPO shall have been completed) is equal to or more than the Series A Automatic Conversion Price and US$10 million respectively (for the avoidance of doubt, both conditions shall be satisfied); provided that, if there is an IPO in connection with or following the Public Listing, then the calculation of the 30-Day VWAP and the 30-Day ADTV of the Ordinary Shares shall commence after the expiration of any applicable transfer restrictions contemplated under Section 3.01(c) of the Shareholders Deed.

(ii)

following the completion of an IPO, each Series A Preferred Share shall automatically convert into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series A Preferred Share Issue Price divided by the then-applicable Series A Conversion Price upon any Transfer of such Series A Preferred Share by any Investor to any Third Party (which, for the avoidance of doubt, shall be without prejudice to any transfer restrictions set forth in Articles III and IV of the Shareholders Deed).

In the event of the automatic conversion of the Series A Preferred Shares pursuant to Article 13.1(b)(i)(A), the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series A Preferred Shares shall not be deemed to have converted such Series A Preferred Shares until immediately prior to the completion of such IPO. In the event of the automatic conversion of the Series A Preferred Shares pursuant to Article 13.1(b)(i)(B), the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series A Preferred Shares shall not be deemed to have converted such Series A Preferred Shares until immediately prior to the completion of such QIPO. In the event of the automatic conversion of the Series A Preferred Shares pursuant to Article 13.1(b)(i)(C), the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series A Preferred Shares shall not be deemed to have converted such Series A Preferred Shares until the date fixed for such conversion pursuant to Article 13.1(c)(iii). In the event of the automatic conversion of the Series A Preferred Shares pursuant to Article 13.1(b)(ii), the transferor(s) shall not be deemed to have converted such Series A Preferred Shares until immediately prior to the completion of such transfer and the transferee(s) shall be deemed as Person(s) entitled to receive the Ordinary Shares issuable upon such conversion for the purposes of this Article 13.

(c)

Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Series A Preferred Shares. In lieu of any fractional Ordinary Shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then-applicable Series A Conversion Price.

(i)

In the event of an optional conversion pursuant to Article 13.1(a), before any holder of Series A Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates (if any) therefor, such holder shall deliver to the Company the conversion notice attached as Exhibit A hereto (the “Conversion Notice”) stating that such holder elects to convert the same and surrender the certificate or certificates (if any) representing such Series A Preferred Shares, duly endorsed, at the Registered Office or principal place of business of the Company or of any share registrar and transfer agent (or, where such certificate(s) have been lost or destroyed, such holder may provide an indemnity in favour of the Company in relation to such certificate(s) being lost or destroyed) for such Series A Preferred Shares to be converted upon the delivery of such Conversion Notice. The Company shall (A), as soon as reasonably practicable and in no event later than five (5) Business Days following receipt of such Conversion Notice, issue and deliver to such holder of Series A Preferred Shares a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.1 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such holder in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares, and (B) on the Series A Conversion Date (as defined below), provide to such holder a certified copy of the Register of Members reflecting the conversion by way of the repurchase by the Company of such number of such holder’s Series A Preferred Shares to be converted, in consideration for the issuance to the holder of such number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.1 and Article 13.4, on the Series A Conversion Date. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such Conversion Notice is given (such date being the “Series A Conversion Date”) and the Register of Members shall be updated accordingly to reflect the same and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such Series A Conversion Date. Any certificates evidencing the Series A Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates (if any) are so required to be surrendered, be deemed to have been retired and canceled and the Series A Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(ii)

In the event of an automatic conversion pursuant to Article 13.1(b)(i)(A) or Article 13.1(b)(i)(B) (as applicable), all holders of Series A Preferred Shares shall as soon as reasonably practicable be given prior written notice of the date fixed (which date shall be the latest practicable date immediately prior to the completion of the IPO or the QIPO, as applicable) for automatic conversion of all such Series A Preferred Shares pursuant to this Article 13.1 and Article 13.4. Such notice shall be given, pursuant to Article 42, to each record holder of such Series A Preferred Share at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of Series A Preferred Shares shall surrender its certificate or certificates (if any) for all such Series A Preferred Shares to the Company, and the Company shall, as soon as reasonably practicable and in no event later than five (5) Business Days following the date fixed for conversion, issue and deliver to such holder of Series A Preferred Shares a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.1 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such holder in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares. On the date fixed for conversion, (A) the Register of Members shall be updated to show that the relevant Series A Preferred Shares have been converted by way of being repurchased by the Company in consideration for the issuance to each holder of such number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.1 and Article 13.4, on such date fixed for conversion, and (B) the Company shall provide to the holders a certified copy of such updated Register of Members. The Company shall cancel all such repurchased Series A Preferred Shares. Any certificates evidencing the Series A Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates (if any) are so required to be surrendered, be deemed to have been retired and canceled and the Series A Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(iii)

In the event of an automatic conversion pursuant to Article 13.1(b)(i)(C), all holders of Series A Preferred Shares shall, as soon as reasonably practicable, be given prior written notice of the date fixed (which date shall be the earliest practicable date immediately following the closing of the last trading day of the relevant period) for automatic conversion of all such Series A Preferred Shares pursuant to this Article 13.1 and Article 13.4. Such notice shall be given, pursuant to Article 42, to each record holder of such Series A Preferred Share at such holder’s address appearing on the Register of Members. As soon as reasonably practicable following the date fixed for conversion and in any event no later than five (5) Business Days following the date fixed for conversion, each holder of Series A Preferred Shares shall surrender its certificate or certificates (if any) for all such Series A Preferred Shares to the Company, and the Company shall, as soon as reasonably practicable and in no event later than five (5) Business Days following the date fixed for conversion, issue and deliver to such holder of Series A Preferred Shares a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.1 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such holder in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares. On the date fixed for conversion, (A) the Register of Members shall be updated to show that the relevant Series A Preferred Shares have been converted by way of being repurchased by the Company in consideration for the issuance to each holder of such number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.1 and Article 13.4, on such date fixed for conversion, and (B) the Company shall provide to the holders a certified copy of such updated Register of Members. The Company shall cancel all such repurchased Series A Preferred Shares. Any certificates evidencing the Series A Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, on the date fixed for conversion, be deemed to have been retired and canceled and the Series A Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(iv)

In the event of an automatic conversion pursuant to Article 13.1(b)(ii), the relevant transferor holder of Series A Preferred Shares shall give not less than five (5) Business Days’ prior written notice to the Company stating that such holder intends to transfer any or all of the Series A Preferred Shares it holds and surrender the certificate or certificates (if any) representing such Series A Preferred Shares, duly endorsed, at the Registered Office or principal place of business of the Company or of any share registrar and transfer agent (or, where such certificate(s) have been lost or destroyed, such holder may provide an indemnity in relation to such certificate(s) being lost or destroyed) for such Series A Preferred Shares to be converted upon the completion of such transfer (which date if not already specified in the notice, shall be notified to the Company as soon as reasonably practicable and in any event by no later than three (3) Business Days prior to the completion of such transfer). The Company shall, as soon as reasonably practicable, issue and deliver to (A) the transferee (whose name if not already specified in the notice, shall be notified to the Company as soon as practicable and in any event by no later than three (3) Business Days prior to the completion of such transfer) a certificate or certificates (if applicable) for the number of Ordinary Shares to which such transferee is entitled pursuant to this Article 13.1 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such transferee in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares, and, if applicable, (B) the transferor a certificate or certificates (if applicable) for the number of Series A Preferred Shares that are represented by the surrendered certificate or certificates but are not transferred to the transferee, and (C) on the date of completion of such transfer, provide to the transferee and transferor a certified copy of the Register of Members which reflects the conversion by way of the repurchase by the Company of such number of such transferor’s Series A Preferred Shares to be converted, in consideration for the issuance to the transferee of such number of Ordinary Shares to which such transferee is entitled pursuant to this Article 13.1 and Article 13.4, on the date of completion of such transfer. Any certificates evidencing the Series A Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates (if any) are so required to be surrendered, be deemed to have been retired and canceled and the Series A Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(v)

The Directors may effect such conversion in any manner available under Applicable Law, including redeeming, repurchasing, re-designating or varying the rights of the relevant Series A Preferred Shares on issue and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business and to the extent permitted under Applicable Law, make payments out of its capital.

(vi)

The Company shall at all times keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series A Preferred Shares such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all outstanding Series A Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series A Preferred Shares, the Company and the Members shall take such corporate action as may be necessary to increase the authorized but unissued Ordinary Shares to such number of Ordinary Shares as shall be sufficient for such purposes.

(vii)

For the avoidance of doubt, no conversion of any Series A Preferred Share shall prejudice the right of the holder of such Series A Preferred Share to receive dividends and other distributions declared in accordance with the Shareholders Deed and the Articles but not paid on such Series A Preferred Share on or before the date of such conversion.

13.2	The holders of the Series B Preferred Shares shall have the following conversion rights:

(a)

Optional Conversion. Unless converted earlier pursuant to Article 13.2(b), each Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series B Preferred Share Issue Price divided by the conversion price then-applicable to such Series B Preferred Share, determined as hereinafter provided, in effect at the time of the conversion (the “Series B Conversion Price”). The initial Series B Conversion Price shall be the Series B Preferred Share Issue Price. The Series B Conversion Price shall be subject to adjustment as set forth herein.

(b)

Automatic Conversion. Without any action being required by the holder of such Series B Preferred Share and whether or not certificate(s) representing such Series B Preferred Share are surrendered to the Company or its share registrar and transfer agent or Registered Office:

(i)

(A) each Series B Preferred Share shall automatically convert into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series B Preferred Share Issue Price divided by the then-applicable Series B Conversion Price immediately upon the completion of a QIPO. (B) Following (x) the completion of a Public Listing that is not an IPO or (y) the expiration of any IPO Lock-Up (as defined in the Shareholders Deed) in connection with any IPO (that is not a QIPO), all of the Series B Preferred Shares shall automatically convert into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series B Preferred Share Issue Price divided by the then-applicable Series B Conversion Price if (1) the 30-Day VWAP of the Ordinary Shares represents a premium to the Series B Conversion Price of no less than the Series B Minimum Premium, and (2) the 30-Day ADTV of the Ordinary Shares is at least US$20 million, in each case of (1) and (2) above, for the relevant period ending not earlier than (a) thirty (30) consecutive trading days following a Public Listing that is not an IPO, or (b) the expiration date of the IPO Lock-Up (as defined in the Shareholders Deed) in connection with any IPO (that is not a QIPO), as applicable (for the avoidance of doubt, both conditions (1) and (2) shall be satisfied).

(ii)

following the completion of an IPO, each Series B Preferred Share shall automatically convert into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series B Preferred Share Issue Price divided by the then-applicable Series B Conversion Price upon any Transfer of such Series B Preferred Share by any Investor to any Third Party (which, for the avoidance of doubt, shall be without prejudice to any transfer restrictions set forth in Articles III and IV of the Shareholders Deed).

In the event of the automatic conversion of the Series B Preferred Shares pursuant to Article 13.2(b)(i)(A), the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series B Preferred Shares shall not be deemed to have converted such Series B Preferred Shares until immediately prior to the completion of such QIPO. In the event of the automatic conversion of the Series B Preferred Shares pursuant to Article 13.2(b)(i)(B), the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series B Preferred Shares shall not be deemed to have converted such Series B Preferred Shares until the date fixed for such conversion pursuant to Article 13.2(c)(iii). In the event of the automatic conversion of the Series B Preferred Shares pursuant to Article 13.2(b)(ii), the transferor(s) shall not be deemed to have converted such Series B Preferred Shares until immediately prior to the completion of such transfer and the transferee(s) shall be deemed as Person(s) entitled to receive the Ordinary Shares issuable upon such conversion for the purposes of this Article 13.

(c)

Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Series B Preferred Shares. In lieu of any fractional Ordinary Shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then-applicable Series B Conversion Price.

(i)

In the event of an optional conversion pursuant to Article 13.2(a), before any holder of Series B Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates (if any) therefor, such holder shall deliver to the Company the Conversion Notice stating that such holder elects to convert the same and surrender the certificate or certificates (if any) representing such Series B Preferred Shares, duly endorsed, at the Registered Office or principal place of business of the Company or of any share registrar and transfer agent (or, where such certificate(s) have been lost or destroyed, such holder may provide an indemnity in favour of the Company in relation to such certificate(s) being lost or destroyed) for such Series B Preferred Shares to be converted upon the delivery of such Conversion Notice. The Company shall (A), as soon as reasonably practicable and in no event later than five (5) Business Days following receipt of such Conversion Notice, issue and deliver to such holder of Series B Preferred Shares a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.2 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such holder in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares, and (B) on the Series B Conversion Date (as defined below), provide to such holder a certified copy of the Register of Members reflecting the conversion by way of the repurchase by the Company of such number of such holder’s Series B Preferred Shares to be converted, in consideration for the issuance to the holder of such number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.2 and Article 13.4, on the Series B Conversion Date. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such Conversion Notice is given (such date being the “Series B Conversion Date”) and the Register of Members shall be updated accordingly to reflect the same and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such Series B Conversion Date. Any certificates evidencing the Series B Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates (if any) are so required to be surrendered, be deemed to have been retired and canceled and the Series B Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(ii)

In the event of an automatic conversion pursuant to Article 13.2(b)(i)(A), all holders of Series B Preferred Shares shall as soon as reasonably practicable be given prior written notice of the date fixed (which date shall be the latest practicable date immediately prior to the completion of the QIPO) for automatic conversion of all such Series B Preferred Shares pursuant to this Article 13.2 and Article 13.4. Such notice shall be given, pursuant to Article 42, to each record holder of such Series B Preferred Share at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of Series B Preferred Shares shall surrender its certificate or certificates (if any) for all such Series B Preferred Shares to the Company, and the Company shall, as soon as reasonably practicable and in no event later than five (5) Business Days following the date fixed for conversion, issue and deliver to such holder of Series B Preferred Shares a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.2 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such holder in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares. On the date fixed for conversion, (A) the Register of Members shall be updated to show that the relevant Series B Preferred Shares have been converted by way of being repurchased by the Company in consideration for the issuance to each holder of such number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.2 and Article 13.4, on such date fixed for conversion, and (B) the Company shall provide to the holders a certified copy of such updated Register of Members. The Company shall cancel all such repurchased Series B Preferred Shares. Any certificates evidencing the Series B Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates (if any) are so required to be surrendered, be deemed to have been retired and canceled and the Series B Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(iii)

In the event of an automatic conversion pursuant to Article 13.2(b)(i)(B), all holders of Series B Preferred Shares shall, as soon as reasonably practicable, be given prior written notice of the date fixed (which date shall be the earliest practicable date immediately following the closing of the last trading day of the relevant period) for automatic conversion of all such Series B Preferred Shares pursuant to this Article 13.2 and Article 13.4. Such notice shall be given, pursuant to Article 42, to each record holder of such Series B Preferred Share at such holder’s address appearing on the Register of Members. As soon as reasonably practicable following the date fixed for conversion and in any event no later than five (5) Business Days following the date fixed for conversion, each holder of Series B Preferred Shares shall surrender its certificate or certificates (if any) for all such Series B Preferred Shares to the Company, and the Company shall, as soon as reasonably practicable and in no event later than five (5) Business Days following the date fixed for conversion, issue and deliver to such holder of Series B Preferred Shares a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.2 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such holder in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares. On the date fixed for conversion, (A) the Register of Members shall be updated to show that the relevant Series B Preferred Shares have been converted by way of being repurchased by the Company in consideration for the issuance to each holder of such number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.2 and Article 13.4, on such date fixed for conversion, and (B) the Company shall provide to the holders a certified copy of such updated Register of Members. The Company shall cancel all such repurchased Series B Preferred Shares. Any certificates evidencing the Series B Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, on the date fixed for conversion, be deemed to have been retired and canceled and the Series B Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(iv)

In the event of an automatic conversion pursuant to Article 13.2(b)(ii), the relevant transferor holder of Series B Preferred Shares shall give not less than five (5) Business Days’ prior written notice to the Company stating that such holder intends to transfer any or all of the Series B Preferred Shares it holds and surrender the certificate or certificates (if any) representing such Series B Preferred Shares, duly endorsed, at the Registered Office or principal place of business of the Company or of any share registrar and transfer agent (or, where such certificate(s) have been lost or destroyed, such holder may provide an indemnity in relation to such certificate(s) being lost or destroyed) for such Series B Preferred Shares to be converted upon the completion of such transfer (which date if not already specified in the notice, shall be notified to the Company as soon as reasonably practicable and in any event by no later than three (3) Business Days prior to the completion of such transfer). The Company shall, as soon as reasonably practicable, issue and deliver to (A) the transferee (whose name if not already specified in the notice, shall be notified to the Company as soon as practicable and in any event by no later than three (3) Business Days prior to the completion of such transfer) a certificate or certificates (if applicable) for the number of Ordinary Shares to which such transferee is entitled pursuant to this Article 13.2 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such transferee in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares, and, if applicable, (B) the transferor a certificate or certificates (if applicable) for the number of Series B Preferred Shares that are represented by the surrendered certificate or certificates but are not transferred to the transferee, and (C) on the date of completion of such transfer, provide to the transferee and transferor a certified copy of the Register of Members which reflects the conversion by way of the repurchase by the Company of such number of such transferor’s Series B Preferred Shares to be converted, in consideration for the issuance to the transferee of such number of Ordinary Shares to which such transferee is entitled pursuant to this Article 13.2 and Article 13.4, on the date of completion of such transfer. Any certificates evidencing the Series B Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates (if any) are so required to be surrendered, be deemed to have been retired and canceled and the Series B Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(v)

The Directors may effect such conversion in any manner available under Applicable Law, including redeeming, repurchasing, re-designating or varying the rights of the relevant Series B Preferred Shares on issue and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business and to the extent permitted under Applicable Law, make payments out of its capital.

(vi)

The Company shall at all times keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series B Preferred Shares such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all outstanding Series B Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series B Preferred Shares, the Company and the Members shall take such corporate action as may be necessary to increase the authorized but unissued Ordinary Shares to such number of Ordinary Shares as shall be sufficient for such purposes.

(vii)

For the avoidance of doubt, no conversion of any Series B Preferred Share shall prejudice the right of the holder of such Series B Preferred Share to receive dividends and other distributions declared in accordance with the Shareholders Deed and the Articles but not paid on such Series B Preferred Share on or before the date of such conversion.

13.3	The holders of the Series C Preferred Shares shall have the following conversion rights:

(a)

Optional Conversion. Unless converted earlier pursuant to Article 13.3(b), each Series C Preferred Share shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series C Preferred Share Issue Price divided by the conversion price then-applicable to such Series C Preferred Share, determined as hereinafter provided, in effect at the time of the conversion (the “Series C Conversion Price”). The initial Series C Conversion Price shall be the Series C Preferred Share Issue Price. The Series C Conversion Price shall be subject to adjustment as set forth herein.

(b)

Automatic Conversion. Without any action being required by the holder of such Series C Preferred Share and whether or not certificate(s) representing such Series C Preferred Share are surrendered to the Company or its share registrar and transfer agent or Registered Office:

(i)

(A) each Series C Preferred Share shall automatically convert into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series C Preferred Share Issue Price divided by the then-applicable Series C Conversion Price immediately upon the completion of a QIPO. (B) Following (x) the consummation of a Public Listing that is not an IPO or (y) the expiration of any IPO Lock-Up (as defined in the Shareholders Deed) in connection with any IPO (that is not a QIPO), all of the Series C Preferred Shares shall automatically convert into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series C Preferred Share Issue Price divided by the then-applicable Series C Conversion Price if (1) the 30-Day VWAP of the Ordinary Shares represents a premium to the Series C Conversion Price of no less than the Series C Minimum Premium, and (2) the 30-Day ADTV of the Ordinary Shares is at least US$20 million, in each case of (1) and (2) above, for the relevant period ending not earlier than (a) thirty (30) consecutive trading days following a Public Listing that is not an IPO, or (b) the expiration date of the IPO Lock-Up (as defined in the Shareholders Deed) in connection with any IPO (that is not a QIPO), as applicable (for the avoidance of doubt, both conditions (1) and (2) shall be satisfied).

(ii)

following the completion of an IPO, each Series C Preferred Share shall automatically convert into such number of fully paid and nonassessable Ordinary Shares as is equal to the Series C Preferred Share Issue Price divided by the then-applicable Series C Conversion Price upon any Transfer of such Series C Preferred Share by any Investor to any Third Party (which, for the avoidance of doubt, shall be without prejudice to any transfer restrictions set forth in Articles III and IV of the Shareholders Deed).

In the event of the automatic conversion of the Series C Preferred Shares pursuant to Article 13.3(b)(i)(A), the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series C Preferred Shares shall not be deemed to have converted such Series C Preferred Shares until immediately prior to the completion of such QIPO. In the event of the automatic conversion of the Series C Preferred Shares pursuant to Article 13.3(b)(i)(B), the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series C Preferred Shares shall not be deemed to have converted such Series C Preferred Shares until the date fixed for such conversion pursuant to Article 13.3(c)(iii). In the event of the automatic conversion of the Series C Preferred Shares pursuant to Article 13.3(b)(ii), the transferor(s) shall not be deemed to have converted such Series C Preferred Shares until immediately prior to the completion of such transfer and the transferee(s) shall be deemed as Person(s) entitled to receive the Ordinary Shares issuable upon such conversion for the purposes of this Article 13.

(c)

Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Series C Preferred Shares. In lieu of any fractional Ordinary Shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then-applicable Series C Conversion Price.

(i)

In the event of an optional conversion pursuant to Article 13.3(a), before any holder of Series C Preferred Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates (if any) therefor, such holder shall deliver to the Company the Conversion Notice stating that such holder elects to convert the same and surrender the certificate or certificates (if any) representing such Series C Preferred Shares, duly endorsed, at the Registered Office or principal place of business of the Company or of any share registrar and transfer agent (or, where such certificate(s) have been lost or destroyed, such holder may provide an indemnity in favour of the Company in relation to such certificate(s) being lost or destroyed) for such Series C Preferred Shares to be converted upon the delivery of such Conversion Notice. The Company shall (A), as soon as reasonably practicable and in no event later than five (5) Business Days following receipt of such Conversion Notice, issue and deliver to such holder of Series C Preferred Shares a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.3 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such holder in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares, and (B) on the Series C Conversion Date (as defined below), provide to such holder a certified copy of the Register of Members reflecting the conversion by way of the repurchase by the Company of such number of such holder’s Series C Preferred Shares to be converted, in consideration for the issuance to the holder of such number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.3 and Article 13.4, on the Series C Conversion Date. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such Conversion Notice is given (such date being the “Series C Conversion Date”) and the Register of Members shall be updated accordingly to reflect the same and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such Series C Conversion Date. Any certificates evidencing the Series C Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates (if any) are so required to be surrendered, be deemed to have been retired and canceled and the Series C Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(ii)

In the event of an automatic conversion pursuant to Article 13.3(b)(i)(A), all holders of Series C Preferred Shares shall as soon as reasonably practicable be given prior written notice of the date fixed (which date shall be the latest practicable date immediately prior to the completion of the QIPO) for automatic conversion of all such Series C Preferred Shares pursuant to this Article 13.3 and Article 13.4. Such notice shall be given, pursuant to Article 42, to each record holder of such Series C Preferred Share at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of Series C Preferred Shares shall surrender its certificate or certificates (if any) for all such Series C Preferred Shares to the Company, and the Company shall, as soon as reasonably practicable and in no event later than five (5) Business Days following the date fixed for conversion, issue and deliver to such holder of Series C Preferred Shares a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.3 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such holder in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares. On the date fixed for conversion, (A) the Register of Members shall be updated to show that the relevant Series C Preferred Shares have been converted by way of being repurchased by the Company in consideration for the issuance to each holder of such number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.3 and Article 13.4, on such date fixed for conversion, and (B) the Company shall provide to the holders a certified copy of such updated Register of Members. The Company shall cancel all such repurchased Series C Preferred Shares. Any certificates evidencing the Series C Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates (if any) are so required to be surrendered, be deemed to have been retired and canceled and the Series C Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(iii)

In the event of an automatic conversion pursuant to Article 13.3(b)(i)(B), all holders of Series C Preferred Shares shall, as soon as reasonably practicable, be given prior written notice of the date fixed (which date shall be the earliest practicable date immediately following the closing of the last trading day of the relevant period) for automatic conversion of all such Series C Preferred Shares pursuant to this Article 13.3 and Article 13.4. Such notice shall be given, pursuant to Article 42, to each record holder of such Series C Preferred Share at such holder’s address appearing on the Register of Members. As soon as reasonably practicable following the date fixed for conversion and in any event no later than five (5) Business Days following the date fixed for conversion, each holder of Series C Preferred Shares shall surrender its certificate or certificates (if any) for all such Series C Preferred Shares to the Company, and the Company shall, as soon as reasonably practicable and in no event later than five (5) Business Days following the date fixed for conversion, issue and deliver to such holder of Series C Preferred Shares a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.3 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such holder in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares. On the date fixed for conversion, (A) the Register of Members shall be updated to show that the relevant Series C Preferred Shares have been converted by way of being repurchased by the Company in consideration for the issuance to each holder of such number of Ordinary Shares to which such holder is entitled pursuant to this Article 13.3 and Article 13.4, on such date fixed for conversion, and (B) the Company shall provide to the holders a certified copy of such updated Register of Members. The Company shall cancel all such repurchased Series C Preferred Shares. Any certificates evidencing the Series C Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, on the date fixed for conversion, be deemed to have been retired and canceled and the Series C Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(iv)

In the event of an automatic conversion pursuant to Article 13.3(b)(ii), the relevant transferor holder of Series C Preferred Shares shall give not less than five (5) Business Days’ prior written notice to the Company stating that such holder intends to transfer any or all of the Series C Preferred Shares it holds and surrender the certificate or certificates (if any) representing such Series C Preferred Shares, duly endorsed, at the Registered Office or principal place of business of the Company or of any share registrar and transfer agent (or, where such certificate(s) have been lost or destroyed, such holder may provide an indemnity in relation to such certificate(s) being lost or destroyed) for such Series C Preferred Shares to be converted upon the completion of such transfer (which date if not already specified in the notice, shall be notified to the Company as soon as reasonably practicable and in any event by no later than three (3) Business Days prior to the completion of such transfer). The Company shall, as soon as reasonably practicable, issue and deliver to (A) the transferee (whose name if not already specified in the notice, shall be notified to the Company as soon as practicable and in any event by no later than three (3) Business Days prior to the completion of such transfer) a certificate or certificates (if applicable) for the number of Ordinary Shares to which such transferee is entitled pursuant to this Article 13.3 and Article 13.4 and a check or monetary remittance denominated in US$ payable to such transferee in the amount of any cash amounts payable (if any) as a result and in lieu of a conversion into fractional Ordinary Shares, and, if applicable, (B) the transferor a certificate or certificates (if applicable) for the number of Series C Preferred Shares that are represented by the surrendered certificate or certificates but are not transferred to the transferee, and (C) on the date of completion of such transfer, provide to the transferee and transferor a certified copy of the Register of Members which reflects the conversion by way of the repurchase by the Company of such number of such transferor’s Series C Preferred Shares to be converted, in consideration for the issuance to the transferee of such number of Ordinary Shares to which such transferee is entitled pursuant to this Article 13.3 and Article 13.4, on the date of completion of such transfer. Any certificates evidencing the Series C Preferred Shares that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates (if any) are so required to be surrendered, be deemed to have been retired and canceled and the Series C Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to the date on which such certificates are so required to be surrendered.

(v)

The Directors may effect such conversion in any manner available under Applicable Law, including redeeming, repurchasing, re-designating or varying the rights of the relevant Series C Preferred Shares on issue and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business and to the extent permitted under Applicable Law, make payments out of its capital.

(vi)

The Company shall at all times keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series C Preferred Shares such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all outstanding Series C Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series C Preferred Shares, the Company and the Members shall take such corporate action as may be necessary to increase the authorized but unissued Ordinary Shares to such number of Ordinary Shares as shall be sufficient for such purposes.

(vii)

For the avoidance of doubt, no conversion of any Series C Preferred Share shall prejudice the right of the holder of such Series C Preferred Share to receive dividends and other distributions declared in accordance with the Shareholders Deed and the Articles but not paid on such Series C Preferred Share on or before the date of such conversion.

13.4	Adjustments to Conversion Price.

(a)	Special Definitions. For the purposes of this Article 13.4, the following definitions apply:

(i)	“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(ii)

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities, including those granted or issued pursuant to the Series A MEG, Series B MEG, the 2025 ESOP, the Series C MEG, or any other Employee Plans.

(b)

No Adjustment of Conversion Price. Notwithstanding any provision to the contrary contained herein, no adjustment in the Conversion Price shall be made in respect of the issuance of New Securities, unless the issue price per Ordinary Share for such New Securities issued or deemed to be issued pursuant to Article 13.4(c) by the Company is lower than the Series A Conversion Price in respect of the Series A Preferred Shares, the Series B Conversion Price in respect of the Series B Preferred Shares, or the Series C Conversion Price in respect of the Series C Preferred Shares in effect on the date of and immediately prior to such issue.

(c)

Deemed Issuance of New Securities. In the event that the Company issues any Options or Convertible Securities or shall fix a record date for the determination of holders of any class or series of shares of the Company entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to Article 13.4(c)(ii)) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be New Securities issued as at the time of such issue or, in case such a record date shall have been fixed, as at the close of business on such record date; provided, that New Securities shall be deemed to not have been issued, unless the issue price per Ordinary Share (as determined pursuant to Article 13.4(e)) of such New Securities would be less than the Series A Conversion Price in respect of the Series A Preferred Shares, the Series B Conversion Price in respect of the Series B Preferred Shares or the Series C Conversion Price in respect of the Series C Preferred Shares in effect on the date of and immediately prior to such issue, or such record date (provided that the price of any such New Securities shall not be changed after such record date), as the case may be; provided, further, that in any such case in which New Securities are deemed to be issued:

(i)

no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)

in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv)

no readjustment pursuant to Article 13.4(c)(ii) or Article 13.4(c)(iii) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date and (B) the Conversion Price that would have resulted from any issuance of New Securities between the original adjustment date and such readjustment date; and

(v)

in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in Article 13.4(c)(iii).

(d)

Adjustment of Conversion Price upon Issuance of New Securities below the Conversion Price. In the event that the Company shall issue or be deemed to have issued New Securities to any Person without consideration or for a consideration per Ordinary Share less than the Series A Conversion Price in respect of the Series A Preferred Shares, the Series B Conversion Price in respect of the Series B Preferred Shares, or the Series C Conversion Price in respect of the Series C Preferred Shares in effect on the date of and immediately prior to such issuance or deemed issuance, the Conversion Price shall (except as otherwise provided in this Article 13.4) be reduced, concurrently with such issuance or deemed issuance, to a price (calculated to the nearest cent) determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

where:

NCP = the new Conversion Price;

OCP = the Conversion Price in effect immediately before the issuance or deemed issuance of the New Securities;

OS = the total number of Ordinary Shares outstanding immediately before the issuance or deemed issuance of the New Securities (treating for this purpose as outstanding all Ordinary Shares issuable (i) upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or (ii) upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issuance or deemed issuance, but otherwise calculated on a non-diluted basis);

NP = the total consideration received for the issuance or deemed issuance of the New Securities; and

NS = the total number of New Securities actually issued or deemed to be issued.

(e)	Determination of Consideration. For purposes of this Article 13.4, the consideration received by the Company for the issuance or deemed issuance of any New Securities shall be computed as follows:

(i)	Except as provided in Article 13.4(e)(ii), such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

(B)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; provided, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)

in the event that New Securities are issued or deemed issued together with other shares or securities in or other assets of the Company for consideration which covers both such New Securities and such other shares or securities or other assets, be the proportion of such consideration so received with respect to such New Securities, computed as provided in Article 13.4(e)(i)(A) and Article 13.4(e)(i)(B), as determined in good faith by the Board.

(ii)

The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 13.4(c), relating to Options and Convertible Securities, shall be determined by dividing:

(A)

the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(B)

the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)

Adjustments for Share Subdivisions, Combinations or Consolidations of Company Securities. In the event that the issued and outstanding Ordinary Shares shall be subdivided (by share split or subdivision) into a greater number of Ordinary Shares, the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price, as applicable, then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event that the issued and outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a fewer number of Ordinary Shares, the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price, as applicable, then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)

Adjustments for Share Dividends or Distributions of Company Securities. In the event that the Company shall make or issue a dividend or other distribution payable on the Ordinary Shares by distributing additional Ordinary Shares, the Series A Conversion Price, the Series B Conversion Price, and the Series C Conversion Price, as applicable, then in effect shall, concurrently with the effectiveness of such distribution, be proportionately decreased by multiplying the applicable Conversion Price then in effect by a fraction:

(i)	the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such distribution, and

(ii)

the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such distribution plus the number of Ordinary Shares distributed in payment of such dividend or distribution.

Notwithstanding the foregoing, no such adjustment shall be made if the holders of such series of Preferred Shares simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

(h)

Adjustments for Other Distributions. In the event that the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities in or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Series A Preferred Shares, Series B Preferred Shares, or Series C Preferred Shares, as applicable, shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities in or assets of the Company which they would have received had their Series A Preferred Shares, Series B Preferred Shares, or Series C Preferred Shares, as applicable, been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 13.4 with respect to the rights of the holders of Series A Preferred Shares, Series B Preferred Shares, or Series C Preferred Shares, as applicable.

(i)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series A Preferred Shares, Series B Preferred Shares, or Series C Preferred Shares, as applicable, shall be changed into the same or a different number of shares of any other class or classes of shares of the Company, whether by capital reorganization, reclassification, re-designation or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each Series A Preferred Share, Series B Preferred Share, or Series C Preferred Share, as applicable, shall have the right thereafter to convert such Preferred Share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or re-designation or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of such Preferred Share immediately before that change, all subject to further adjustment as provided herein.

(j)

Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 13.4 are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Directors, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 13.4, necessary to preserve, without dilution, the conversion rights of the Preferred Shares.

(k)

No Impairment. Subject to the Applicable Law, the Company shall not, by amendment of the Memorandum or the Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action not duly approved in accordance with the Shareholders Deed and the Articles if required, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of this Article 13.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shares against impairment.

(l)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 13.4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Series A Preferred Shares, Series B Preferred Shares, or Series C Preferred Shares, as applicable, who is affected by such adjustment or readjustment a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Shares, Series B Preferred Shares, or Series C Preferred Shares, as applicable, who is affected by such adjustment or readjustment, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price, at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Series A Preferred Shares, Series B Preferred Shares, or Series C Preferred Shares, as applicable.

(m)	Calculations. All calculations under this Article 13.4 shall be made to the nearest cent or to the nearest 1/100 of a Share, as the case may be.

(n)

No Adjustment. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than US$0.0001. Any adjustment of less than US$0.0001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.0001 or more in the Conversion Price. If an adjustment in the Conversion Price would result in the reduction of the Conversion Price to below the par value of an Ordinary Share, the Conversion Price shall be deemed to be reduced to an amount equal to the par value of an Ordinary Share.

14.	Lien on Shares

14.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

14.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with, the Shares may be sold.

14.3

To give effect to any such sale, the Directors may authorize any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

14.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

15.	Call on Shares

15.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen (14) clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made. For the purposes of Articles 15 and 16, Director(s) that are nominated by the Member(s) whose Shares are subject to calls pursuant to this Article 15 shall be excluded from deliberating, voting and deciding on the subject matters covered hereunder.

15.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

15.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

15.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay an interest equal to fifteen percent (15%) per annum on the amount unpaid from the day it became due and payable until it is paid or at such other interest rate as the Directors may determine from time to time (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

15.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles, shall apply as if that amount had become due and payable by virtue of a call.

15.6	Subject to Article 45 hereof, the Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

15.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

15.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

16.	Forfeiture of Shares

16.1

If a call or instalment of a call remains unpaid after it has become due and payable, the Directors may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with an interest equal to fifteen percent (15%) per annum on the amount unpaid from the day it became due and payable until it is paid and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with, the Shares in respect of which the call was made will be liable to be forfeited.

16.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

16.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition, the forfeiture may be canceled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person, the Directors may authorize any person to execute an instrument of transfer of the Share in favor of that person.

16.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of the Shares forfeited and shall surrender to the Company for cancelation the certificate for the Shares forfeited (all certificates evidencing such forfeited Shares shall be deemed to have been retired and canceled notwithstanding the failure of the holder or holders thereof to surrender such certificates) and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with an interest equal to fifteen percent (15%) per annum on the amount unpaid from the day it became due and payable until it is paid or at such other interest rate as the Directors may determine from time to time, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

16.5

A certificate in writing under the hand of one Director or authorized officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

16.6

The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

17.	Transmission of Shares

17.1

If a Member dies, the survivor or survivors (where they were a joint holder) or their legal personal representatives (where they were a sole holder), shall be the only persons recognized by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

17.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share, they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

17.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled, if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety (90) days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share, until the requirements of the notice have been complied with.

18.	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	Subject to the provisions of the Statute and Article 45 hereof, the Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so canceled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute and Article 45 hereof, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19.	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20.	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten percent (10%) of the aggregate voting power of all of the Ordinary Shares entitled to attend and vote at general meetings of the Company (including the Preferred Shares on an as-converted basis).

20.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one (21) days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall remain to be subject to other Articles hereof and shall be held no later than the day which falls three (3) months after the expiration of the said twenty-one (21)-day period.

20.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

21.	Notice of General Meetings

21.1

At least seven (7) Business Days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned; provided, that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened, if it is so agreed by all of the Members entitled to attend and vote thereat.

21.2

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22.	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. Members holding (a) a majority of the aggregate voting power of all of the Ordinary Shares, (b) a majority of the aggregate voting power of all of the Series A Preferred Shares, (c) a majority of the aggregate voting power of all of the Series B Preferred Shares, and (d) a majority of the aggregate voting power of all of the Series C Preferred Shares, entitled to attend and vote thereat, present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorized representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorized representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within one hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within one hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the Board shall preside as chairperson at such general meeting. If there is no such chairperson, or if the chairperson shall not be present within fifteen (15) minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect by majority one of their present members to be chairperson of the meeting.

22.6

If no Director is willing to act as chairperson or if no Director is present within fifteen (15) minutes after the time appointed for the meeting to commence, the Members present shall choose one of their members to be chairperson of the meeting.

22.7

The chairperson may, with the consent of a meeting at which a quorum is present (and shall, if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise, it shall not be necessary to give any such notice of an adjourned meeting.

22.9	At any general meeting a resolution put to the vote of the meeting shall be decided through a poll.

22.10	A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting.

22.11	In the case of an equality of votes, the chairperson shall not be entitled to a second or casting vote, and such resolution shall fail.

23.	Votes of Members

23.1

At all general meetings of the Company: (a) the holder of Ordinary Shares issued and outstanding shall have one (1) vote in respect of each Ordinary Share held by such holder, (b) (i) the holder of Series A Preferred Shares shall be entitled to such number of votes as equals the number of Ordinary Shares into which such holder’s collective Series A Preferred Shares are convertible, (ii) the holder of Series B Preferred Shares shall be entitled to such number of votes as equals the number of Ordinary Shares into which such holder’s collective Series B Preferred Shares are convertible, and (iii) the holder of Series C Preferred Shares shall be entitled to such number of votes as equals the number of Ordinary Shares into which such holder’s collective Series C Preferred Shares are convertible, in each case of (i), (ii) and (iii), immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written resolution of the Company’s Members is first solicited. To the extent that the Articles or the Shareholders Deed require or contemplate any Preferred Shares to vote separately as a class or series with respect to any matters and to the extent permitted by the Statute, such Preferred Shares shall have the right to vote separately as a class or series with respect to such matters. Otherwise, the holders of the Preferred Shares and the holders of Ordinary Shares shall vote together as a single class.

23.2

In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorized representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting or at any separate class meeting of the holders of a series of Shares, unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter, except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorized representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

On a poll, a Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

24.	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorized in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorized representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited not less than forty-eight (48) hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted and has not been declared to have been duly deposited by the chairperson, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25.	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise, if it were an individual Member.

26.	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27.	Directors

27.1	Subject to this Article 27, there shall be a Board consisting of not less than one (1) person (exclusive of alternate Directors).

27.2

Each Major Shareholder shall be entitled to nominate and appoint one (1) Director to the Board for every ten percent (10%) of its Aggregate Ownership Percentage (each such Director nominated and appointed by any Major Shareholder, a “Shareholder Director” and, collectively, the “Shareholder Directors”), and shall be entitled to remove any Shareholder Director nominated and appointed by it pursuant to this Article 27.2. Each appointment, removal or replacement made pursuant to this Article 27.2 shall be made by the relevant Major Shareholder by notice in writing to the Company in accordance with Section 7.02 of the Shareholders Deed (including by email from the designated email address for such Major Shareholder, and the Company shall not be obliged to verify if the sender of such email has been duly authorized to send such email by the relevant Major Shareholder), and subject to Applicable Law, shall take effect immediately on the date stated in such written notice (being a date on or after the date of such written notice). For the avoidance of doubt, if at any time any Major Shareholder’s Aggregate Ownership Percentage is reduced such that the number of its nominated and appointed Shareholder Directors then serving on the Board exceeds the number of Shareholder Directors which such Major Shareholder would then be entitled to nominate and appoint based on such Major Shareholder’s reduced Aggregate Ownership Percentage, then such Major Shareholder shall cause the appropriate number of its nominated Shareholder Directors to immediately resign from the Board immediately upon such occurrence and take all other necessary action to ensure that the number of its nominated and appointed Shareholder Directors serving on the Board does not at any time exceed the number of Shareholder Directors that such Major Shareholder is entitled to nominate and appoint pursuant to this Article 27.2 based on its Aggregate Ownership Percentage at such time.

27.3

For so long as the Designated Rightholder Holding Requirement is met, the Designated Rightholder shall be entitled to nominate, appoint and remove one (1) Director to or from the Board (the “Designated Rightholder Director”). This Article 27.3 shall survive the completion of any IPO.

27.4

Subject to Article 28.5, if the Board reasonably determines in its sole discretion that a Shareholder Director has or is reasonably likely to have a conflict of interest with any Group Company or any business conducted by any Group Company (the “Conflicted Shareholder Director”), then the Board may, and each Major Shareholder shall (if requested by the Board) cause its respective Shareholder Director(s) to, (a) suspend or terminate the appointment of the Conflicted Shareholder Director, (b) exclude the Conflicted Shareholder Director from relevant Board Meetings, or (c) withhold competitively sensitive information from the Conflicted Shareholder Director; provided that nothing in this Article 27.4 shall impair the right of the Shareholder who appointed such Conflicted Shareholder Director to appoint another individual to replace such Conflicted Shareholder Director and serve as a replacement Shareholder Director pursuant to Article 27.2.

27.5

The Board shall nominate and appoint at least two (2) but no more than three (3) Directors who are independent of any Major Shareholder, as determined by the Board in its sole discretion (each, an “Independent Director”), to serve on the Board at all times. As of the Effective Date, the Board has appointed each of the persons specified in Section 2.03 of the Shareholders Deed to serve as an Independent Director until such date as prescribed therein. Any Independent Director may be removed during his or her term, and any vacancy designated for an Independent Director may be filled, in each case, with the prior written consent of a majority of the Board. Any individual may serve as an Independent Director for multiple terms, if such individual has been nominated and appointed in accordance with this Article 27.5.

27.6

Notwithstanding any provisions to the contrary in these Articles and the Shareholders Deed, any individual nominated or appointed or otherwise continuing to serve or act as a Director of the Board or a Shareholder Observer (as defined in the Shareholders Deed) must be deemed sufficiently suitable for the Group’s international business operations, as determined by the Board in its sole discretion. Any individual who does not meet the foregoing qualification shall not be eligible to be nominated or appointed or otherwise continue to serve or act as a Director of the Board or a Shareholder Observer (as defined in the Shareholders Deed) (as applicable), and the Board must be entitled to remove any such Director then serving on the Board or any such Shareholder Observer (as defined in the Shareholders Deed) then appointed; provided, that in the case that such individual is nominated or appointed as a Shareholder Director, a Designated Rightholder Director, or a Shareholder Observer (as defined in the Shareholders Deed) (as applicable), nothing in this Article 27.6 shall impair the right of the Person who nominated or appointed such individual to appoint another individual to serve or act as a replacement Shareholder Director, Designated Rightholder Director, or Shareholder Observer (as defined in the Shareholders Deed) pursuant to Article 27.2, Article 27.3, Article 29.3, or Section 2.01 or 2.02 of the Shareholders Deed, as applicable.

28.	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum, and Article 45 hereof, and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company, including to adopt such policy, guidance or governance framework for the purposes as the Directors deem appropriate, including for the corporate governance of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid, if that alteration had not been made or that direction had not been given. Subject to Article 45, a duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All checks, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

Subject to Article 45, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28.5

If the Board is required to determine whether a Person has or is reasonably likely to have a conflict of interest with any Group Company or any business conducted by any Group Company under Sections 2.02 and 6.06(a) of the Shareholders Deed, Articles 27.4 and 35.6 (the “Potential Conflicted Person”), then such determination shall be made by the Board acting by majority of the Directors who are not appointed by the Shareholder(s) appointing the Potential Conflicted Person(s).

29.	Appointment and Removal of Directors and Observers

29.1

Subject to the provisions of Sections 2.01, 2.03, 2.05, 2.06, and 2.13 of the Shareholders Deed and these Articles including Articles 27.2, 27.3, 27.4, 27.5, and 27.6, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.2

Subject to the provisions of Sections 2.01, 2.03, 2.05, 2.06, 2.09(a)(ix), and 2.13 of the Shareholders Deed and these Articles including Articles 27.2, 27.3, 27.4, 27.5, 27.6 and 45.1(i), the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director.

29.3

Subject to the provision of Section 2.02 of the Shareholders Deed and these Articles, as applicable, a Shareholder shall be entitled to nominate or appoint one (1) Shareholder Observer (as defined in the Shareholders Deed) to the Board and to remove the Shareholder Observer (as defined in the Shareholders Deed) nominated and appointed pursuant to Section 2.02 of the Shareholders Deed and these Articles, as applicable.

30.	Vacation of Office of Director

The office of a Director shall be vacated, if:

(a)	the Director is removed pursuant to Article 27 or Article 29 hereof or Section 2.01 (subject to Section 2.11), Section 2.03 or Section 2.05 of the Shareholders Deed; or

(b)	the Director gives notice in writing to the Company that they resign the office of Director; or

(c)	the Director dies, retires, becomes disabled, bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	the Director ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under the provisions of any law or enactment;

provided that nothing in this Article 30 shall impair the right of the Person who appointed such vacated Director to appoint another individual to replace such vacated Director and serve as a replacement Director pursuant to Articles 27.2, 27.4, 27.5, or 27.6, as applicable.

31.	Proceedings of Directors

31.1

Meetings of the Board (“Board Meetings”) shall take place at least once every quarter. Board Meetings may be convened by any Director on not less than seven (7) Business Days’ written notice, which shall specify the date, time and place of such Board Meeting and be accompanied by an agenda of the businesses to be transacted and copies of all papers relevant for such Board Meetings and given to the Company and each Director. Board Meetings may be held on a shorter notice with the written consent of all of the Directors, or waived by any Director who does not receive timely notice with the written consent of that Director or by his presence at such Board Meetings. The Company shall at all times facilitate the participation of the Directors by videoconference, teleconference or other remote communication device, if such Director(s) are not physically present at any Board Meeting.

31.2

A quorum of the Board Meetings shall consist of a majority of the Directors then appointed, including (a) at least one (1) of the Designated Rightholder (if he is then serving on the Board pursuant to Article 27.3 and Section 2.01 of the Shareholders Deed) or the Designated Rightholder Director (if such individual is then serving on the Board pursuant to Article 27.3 and Section 2.01 of the Shareholders Deed), (b) at least one (1) Director appointed by each of the Major Shareholders, and (c) at least one (1) Independent Director; provided, that, if a quorum is not present within one (1) hour after the time appointed for a Board Meeting, then such meeting shall be adjourned to such date, time and place as the Board may determine on not less than four (4) Business Days’ notice, and if at such adjourned meeting a quorum is not present within one (1) hour from the time appointed for such meeting, then the Directors present at such meeting will constitute a quorum.

31.3

The Designated Rightholder shall have the right, exercisable at his sole discretion, to serve as the Chairman at any time that he serves on the Board. If the Designated Rightholder does not exercise his right to serve as the Chairman, the Designated Rightholder may designate any other Director to serve as the Chairman until such time that the Designated Rightholder determines in his sole discretion to serve again as the Chairman pursuant to this Article 31.3. With respect to any Board Meeting, if the Designated Rightholder or a designee of the Designated Rightholder is then serving as the Chairman pursuant to this Article 31.3, such individual shall act as the chairperson of such Board Meeting at which such individual is present, and in all other cases, the Directors shall elect one of their number to act as the chairperson of such Board Meeting.

31.4

A person who holds office as an alternate Director shall, if their appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if their appointor is not present, count twice towards the quorum.

31.5

Subject to the Board Reserved Matters under Article 45.1, all actions of the Board shall require the affirmative vote of at least a majority of the Directors present at a duly convened Board Meeting, at which a quorum is present, or the written consent of all of the Directors. Each Director may exercise one (1) vote.

31.6

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. In the case of an equality of votes, the chairperson shall not have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of their appointor to a separate vote on behalf of their appointor in addition to their own vote.

31.7

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

31.8

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of their appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of their appointor and in their capacity as a Director), subject to Section 2.09(a)(ix) of the Shareholders Deed and Article 45.1(i) and if applicable, Section 2.01 and Section 2.11 of the Shareholders Deed and Article 27, shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.9

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body; but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.10

Subject to Article 31.3, the Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within thirty (30) minutes after the time appointed for the meeting to commence, the Directors present may choose one of their members to be chairperson of the meeting.

31.11

A Director but not an alternate Director may be represented at any meetings of the Board by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32.	Directors’ Interests

Subject to the provisions of the Articles including Articles 27.4, 27.6, 28.5 and 35.6:

32.1

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2

A Director or alternate Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director or alternate Director.

32.3

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

32.4

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction which is entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested and is duly approved in accordance with the Articles be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or their alternate Director in their absence) shall be at liberty to vote in respect of any contract or transaction in which they are interested; provided, that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

32.5

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33.	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class and/or series of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34.	Delegation of Directors’ Powers

34.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by that Director; provided, that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith, if they cease to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2

The Directors may establish any other committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors, subject to the Shareholders Deed. Subject to any such conditions, the proceedings of any such committee, local board or agency may be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine; provided, that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorized signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorized signatories as the Directors may think fit and may also authorize any such attorney or authorized signatory to delegate all or any of the powers, authorities and discretions vested in them.

34.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment, an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate their office at any time, if they give notice in writing to the Company that they resign their office.

35.	Alternate Directors

35.1

Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by them.

35.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which their appointor is a member, to attend and vote at every such meeting at which the Director appointing them is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of their appointor as a Director in their absence.

35.3	An alternate Director shall cease to be an alternate Director, if their appointor ceases to be a Director.

35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5

Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for their own acts and defaults and shall not be deemed to be the agent of the Director appointing them.

35.6

Subject to Article 28.5, if the Board reasonably determines in its sole discretion that an alternate Director of a Shareholder Director has or is reasonably likely to have a conflict of interest with any Group Company or any business conducted by any Group Company, the Board may cause the appointing Director to suspend or terminate the appointment of such alternate Director or exclude such alternate Director from relevant Board Meetings, or withhold competitively sensitive information from such alternate Director.

36.	Remuneration of Directors

36.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all documented travelling, hotel and other out-of-pocket expenses reasonably incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class and/or series of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

36.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

37.	Seal

37.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

37.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

37.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever, provided that if the execution of such document requires approval of the Board or the Members in accordance with the Articles, such approval shall be obtained.

38.	Dividends, Distributions and Reserve

38.1

Subject to the Statute and Article 45.2(h) and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorize payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend, unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid, except out of the realized or unrealized profits of the Company, out of the share premium account or as otherwise permitted by Applicable Law.

38.2

If the Board declares a distribution on the holders of the Ordinary Shares in accordance with the Articles, the holders of any Preferred Shares shall be entitled to receive, on parity with each other and pari passu with the holders of the Ordinary Shares, non-cumulative dividends ratably (on a fully-diluted and as-converted basis) on the record date for such dividend for each Preferred Share held by such holders (as adjusted for any share splits or subdivision, share dividends or distribution, combinations, consolidations, recapitalizations or similar transactions affecting the Preferred Shares), payable out of funds when and as such funds become legally available thereof.

38.3

Except as otherwise provided by the rights attached to any Share, all Dividends and other distributions shall be paid according to the amounts paid or credited as paid on the Shares of such class issued and outstanding on the record date for such Dividend or distribution as determined in accordance with the Articles. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

38.4	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

38.5

Subject to the provisions of the Articles, the Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

38.6

Except as otherwise provided by the rights attached to any Share, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

38.7

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

38.8

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses or other monies payable in respect of the Share held by them as joint holders.

38.9	No Dividend or other distribution shall bear interest against the Company.

38.10

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six (6) months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name; provided, that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six (6) years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39.	Capitalization

Subject to the provisions of the Articles, the Directors may at any time capitalize any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible among such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and among them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40.	Books of Account

40.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five (5) years from the date on which they are prepared. Proper books shall not be deemed to be kept, if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

40.2

Subject to the provisions of the Articles and Section 6.06 of the Shareholders Deed, the Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company, except as conferred by Statute or authorized by the Directors or by the Company in general meeting.

40.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Applicable Law.

41.	Audit

41.1	Subject to Article 45.1(h), the Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

41.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

41.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next extraordinary general meeting following their appointment, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.	Notices

42.1

Except as otherwise provided in the Articles and the Shareholders Deed, notices, requests and other communications shall be in writing and may be given by the Company to any Member either personally or by sending it by an international courier service, or by email transmission to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member so long as receipt of such email is requested and received). All notices, requests and other communications shall be made in accordance with the Shareholders Deed and these Articles, as applicable, and not in violation of the Shareholders Deed and these Articles.

42.2

All notices, requests and other communications shall be deemed to have been received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

42.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given, if the death or bankruptcy had not occurred.

42.4

Notice of every general meeting shall be given in any manner authorized by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting, except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

43.	Winding Up

43.1

If the Company shall, subject to Article 45.2(e) hereof, be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit.

43.2

Subject to Article 44 hereof, if the Company shall be wound up, the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide among the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

44.	Liquidation Preference

44.1

Notwithstanding anything to the contrary herein, in the event of any Liquidation Event, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members shall be distributed to the Members as follows:

(a)

The holders of the Series C Preferred Shares shall be entitled to receive, on parity with each other and prior and in preference to any distribution of any such assets or funds of the Company to the holders of the Series B Preferred Shares, the Series A Preferred Shares and the Ordinary Shares by reason of their ownership of such shares, an amount per Series C Preferred Share (the “Series C Preference Amount”) equal to the greater of:

(i)	the amount that will enable each Series C Preferred Share to generate an IRR for the holder of such Series C Preferred Share of at least ten percent (10%); and

(ii)	the amount which would have been payable to each such holder had their respective Series C Preferred Shares been converted into Ordinary Shares immediately prior to such Liquidation Event.

In the event that the Company has insufficient assets to permit payment of the Series C Preference Amount in full to all holders of Series C Preferred Shares, then the assets and funds of the Company shall be distributed ratably to the holders of the Series C Preferred Shares in proportion to the Series C Preference Amount each such holder of Series C Preferred Shares would otherwise be entitled to receive.

(b)

If there are any assets or funds remaining after the aggregate Series C Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares, the remaining assets and funds of the Company available for distribution shall be distributed among the holders of the Series B Preferred Shares on parity with each other and prior and in preference to any distribution of any such assets or funds of the Company to the holders of the Series A Preferred Shares and the Ordinary Shares by reason of their ownership of such shares, an amount per Series B Preferred Share (the “Series B Preference Amount”) equal to the greater of:

(i)	the amount that will enable each Series B Preferred Share to generate an IRR for the holder of such Series B Preferred Share of at least ten percent (10%); and

(ii)	the amount which would have been payable to each such holder had their respective Series B Preferred Shares been converted into Ordinary Shares immediately prior to such Liquidation Event.

In the event that the Company has insufficient assets to permit payment of the Series B Preference Amount in full to all holders of Series B Preferred Shares, then the assets and funds of the Company shall be distributed ratably to the holders of the Series B Preferred Shares in proportion to the Series B Preference Amount each such holder of Series B Preferred Shares would otherwise be entitled to receive.

(c)

If there are any assets or funds remaining after the aggregate Series C Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares and the aggregate Series B Preference Amount has been distributed or paid in full to the applicable holders of Series B Preferred Shares, the remaining assets and funds of the Company available for distribution shall be distributed among the holders of the Series A Preferred Shares on parity with each other and prior and in preference to any distribution of any such assets or funds of the Company to the holders of the Ordinary Shares by reason of their ownership of such shares, such that the holders of the Series A Preferred Shares shall receive an amount per Series A Preferred Share (the “Series A Preference Amount”) equal to the greater of:

(i)	the amount that will enable each Series A Preferred Share to generate an IRR for the holder of such Series A Preferred Share of at least ten percent (10%); and

(ii)	the amount which would have been payable to each such holder had their respective Series A Preferred Shares been converted into Ordinary Shares immediately prior to such Liquidation Event.

In the event that the Company has insufficient assets to permit payment of the Series A Preference Amount in full to all holders of Series A Preferred Shares, then the assets and funds of the Company shall be distributed ratably to the holders of the Series A Preferred Shares in proportion to the Series A Preference Amount each such holder of Series A Preferred Shares would otherwise be entitled to receive.

(d)

If there are any assets or funds remaining after the aggregate Series C Preference Amount has been distributed or paid in full to the applicable holders of Series C Preferred Shares, the aggregate Series B Preference Amount has been distributed or paid in full to the applicable holders of Series B Preferred Shares, and the aggregate Series A Preference Amount has been distributed or paid in full to the applicable holders of Series A Preferred Shares, the remaining assets and funds of the Company available for distribution shall be distributed among the holders of Ordinary Shares pro rata based on the number of Ordinary Shares (for the avoidance of doubt, excluding any Ordinary Share issued or issuable upon the conversion of any Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as applicable, if the Series A Preference Amount, the Series B Preference Amount or the Series C Preference Amount, as applicable, has been paid in respect of such Shares) held by each holder.

44.2

A “Liquidation Event” shall mean any of the following (in a single transaction or a series of related transactions), unless otherwise waived in writing by the Series A Supermajority in respect of the Series A Preferred Shares, the Series B Supermajority in respect of the Series B Preferred Shares, or the Series C Supermajority in respect of the Series C Preferred Shares, as applicable: (a) any bankruptcy, liquidation, dissolution or winding-up of the Company or any one or more of its Subsidiaries that are material to the Group, taken as a whole; (b) any sale, transfer, or other disposal, of all or substantially all of the assets of the Group, taken as a whole; (c) a merger or consolidation of the Company with or into another Person, except for a merger or consolidation (i) in which the holders of the Shares (on an Ordinary Share Equivalents basis) immediately prior to such merger or consolidation considered as a group continue to hold in the aggregate at least fifty percent (50%) of the outstanding voting power, economic rights or the issued share capital of the surviving or acquiring Person, or (ii) that is effected for purposes of any internal restructuring or reincorporation into another domicile; and (d) to the extent not captured by Article 44.2(c), any sale, transfer or other disposal of Shares (whether by merger, reorganization or other transaction) in which the holders of the Shares (on an Ordinary Share Equivalents basis) considered as a group immediately prior to such transaction cease to hold in the aggregate at least fifty percent (50%) of the outstanding voting power, economic rights or issued share capital of the surviving or acquiring Person.

44.3

Subject to Article 45, in the event the Company proposes to distribute assets other than cash following a Liquidation Event, the value of the assets to be distributed to the Members shall be determined in good faith by the Board; provided, that any securities not subject to restrictions on free marketability shall be valued as follows:

(a)	if traded on a securities exchange, the value shall be deemed to be 30-Day VWAP as of the date of the distribution;

(b)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) consecutive day period ending three (3) days prior to the distribution; and

(c)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board,

provided, further, that the method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Articles 44.3(a) through 44.3(b) to reflect the fair market value thereof as determined in good faith by the Board (including the prior written consent of the majority of the Shareholder Directors).

45.	Protective Provisions

45.1

Notwithstanding anything to the contrary herein, the Company shall not, and shall cause each of its Subsidiaries not to, take, permit, approve, authorize, or agree or commit to any action with respect to any of the following matters (each, a “Board Reserved Matter”), whether in a single transaction or a series of related transactions and whether directly or indirectly, without the prior written approval of a majority of the Board, which shall include each of the then duly appointed Shareholder Directors, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)

any approval of, entry into, or any adjustment or modification to or waiver of the terms of, or any dispute (including any proceedings or settlement in respect thereof) relating to, any transaction or series of related transactions involving any Group Company, on the one hand, and any Related Party, on the other hand, other than any transaction or series of related transactions, or any of the foregoing actions in respect thereof, which is conducted in the ordinary course of business on arm’s-length basis and involves payment by the Group Companies of no more than US$1 million in any consecutive twelve (12)-month period (when aggregated with all other payments by the Group Companies that fall under this Article 45.1(a) during such twelve (12)-month period), or which is expressly contemplated under the terms of any agreement entered into by the Company on the Series A Closing Date relating to the Company’s credit support arrangements;

(b)

any investment in, or purchase or other acquisition of, any project or other assets or investments, or any sale, transfer or other disposal of any project or other assets or investments of the Group, in each case, in an amount in excess of US$300 million individually (each, a “Significant Project”) or in excess of US$500 million in the aggregate in any consecutive twelve (12)-month period;

(c)	any discretionary changes to a Significant Project which would result in the Forecast Development Yield of such Significant Project decreasing by more than two hundred (200) basis points;

(d)	any disposition of projects that would exceed US$400 million when aggregated with all such transactions by the Group in any consecutive twelve (12)-month period;

(e)	incurrence of financial indebtedness by any Group Company resulting in the Company’s Consolidated Net Debt to Consolidated Contracted EBITDA ratio exceeding 7.5x;

(f)	any increase in SG&A of more than twenty percent (20%) by the Group (as a whole) beyond the budget set out in the Company’s annual budget and business plan;

(g)

expansion of the Business (as defined in the Shareholders Deed) to countries that possess a non-investment grade credit rating from S&P or Moody’s, or are otherwise subject to comprehensive Sanctions (as defined in the Shareholders Deed) imposed by the United States, in each case not including (i) any members of the European Union, or (ii) any countries in which any of the Group Companies has operations or has taken steps to commence operations as of the Effective Date;

(h)	replacement of the auditor of the Company for the purposes of preparing the Company’s consolidated financial statements;

(i)	any alteration in the size or composition of the board of directors of the Company, or any committee thereof, except as otherwise permitted under the Transaction Documents; or

(j)

adoption of, or any amendment to, any Employee Plans, other than the Series A MEG, the Series B MEG, the 2025 ESOP, and the Series C MEG (in each case, as defined in these Articles as of the Effective Date).

45.2

Notwithstanding anything to the contrary herein and subject always to the Statute, the Company shall not, and shall cause each of its Subsidiaries not to, take, permit, approve, authorize, or agree or commit to any action with respect to any of the following matters (each, a “Shareholder Reserved Matter”), whether in a single transaction or a series of related transactions and whether directly or indirectly, without the prior written approval of each of the Major Shareholders (except as otherwise provided in sub-clauses (b), (c) and (d)), in addition to any other approval required under the Articles and the Statute, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect:

(a)

amendment of, or modification to, or waiver under, the Memorandum or the Articles, other than any amendment, modification, or waiver (excluding (i) any amendment or modification for issuance of additional Series A Preferred Shares, which shall require the approval of the then-existing Series A Supermajority; (ii) any amendment or modification for issuance of additional Series B Preferred Shares, which shall require the approval of the then-existing Series B Supermajority; and (iii) any amendment or modification for issuance of additional Series C Preferred Shares, which shall require the approval of the then-existing Series C Supermajority) that (A) would not disproportionately and adversely affect the rights, preferences or privileges of any Major Shareholder compared to other similarly situated Major Shareholders in any material respect, (B) is made solely for administrative purposes or is made solely to align the Memorandum or the Articles with the provisions of the Shareholders Deed pursuant to Section 2.10 thereof, or (C) is required to comply with Applicable Law;

(b)

(in respect of each Major Shareholder by virtue of its holding of Ordinary Shares or Series A Preferred Shares only) except as otherwise permitted under the Shareholders Deed (including, for the avoidance of doubt, any transactions contemplated under Section 5.01 or Section 5.02 of the Shareholders Deed), merger, recapitalization, amalgamation, spin-off, consolidation or similar transaction which would be considered a Control Transaction and would imply an equity valuation of the Company that will result in (i) an IRR to the holder of each Series A Preferred Share being less than ten percent (10%), and (ii) the amount (after deduction of transaction expenses incurred and Taxes paid by the Company in connection with such Control Transaction) paid to the holder of each Series A Preferred Share representing a premium of less than seventy-five percent (75%) of the Series A Conversion Price, in each case, as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the Series A Preferred Shares;

(c)

(in respect of each Major Shareholder by virtue of its holding of Ordinary Shares or Series B Preferred Shares only) except as otherwise permitted under the Shareholders Deed (including for the avoidance of doubt any transactions contemplated under Section 5.01 or Section 5.02 of the Shareholders Deed), merger, recapitalization, amalgamation, spin-off, consolidation or similar transaction which results in a Control Transaction and would imply an equity valuation of the Company that will result in (i) an IRR to the holder of each Series B Preferred Share being less than ten percent (10%), and (ii) the amount (after deduction of transaction expenses incurred and Taxes paid by the Company in connection with such Control Transaction) paid to the holder of each Series B Preferred Share representing a premium to the Series B Conversion Price (as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Shares) of less than the Series B Minimum Premium;

(d)

(in respect of each Major Shareholder by virtue of its holding of Ordinary Shares or Series C Preferred Shares only) except as otherwise permitted under the Shareholders Deed (including, for the avoidance of doubt, any transactions contemplated under Section 5.01 or Section 5.02 of the Shareholders Deed), merger, recapitalization, amalgamation, spin-off, consolidation or similar transaction which results in a Control Transaction and would imply an equity valuation of the Company that will result in (i) an IRR to the holder of each Series C Preferred Share being less than ten percent (10%), and (ii) the amount (after deduction of transaction expenses incurred and Taxes paid by the Company in connection with such Control Transaction) paid to the holder of each Series C Preferred Share representing a premium to the Series C Conversion Price (as appropriately adjusted for any share dividend or distribution, share split or subdivision, combination or consolidation, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Shares) of less than the Series C Minimum Premium;

(e)

commencement of, or consent to, (i) any voluntary liquidation, whether solvent or insolvent, or (ii) any proceeding seeking (A) to adjudicate it as bankrupt or insolvent, (B) liquidation, winding up, dissolution, reorganization, or other arrangement under Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (C) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(f)

sale, transfer or other disposal of all or substantially all of the undertaking, goodwill or assets of the Group which would imply an equity valuation of the Company of less than its fair market value, except as otherwise permitted under the Shareholders Deed (including for the avoidance of doubt any applicable transactions contemplated under Section 5.01 or Section 5.02 of the Shareholders Deed);

(g)

borrowing or lending of any money or securing or providing guarantee for any indebtedness that is, in each case, (i) not in the ordinary course of business of the Group Companies (for the avoidance of doubt, the purchase or sale of real property and the leasing of real property for the purposes of the Business (as defined in the Shareholders Deed) and/or the purchase or sale of data centers or related assets for the purposes of the Business shall be deemed to be in the ordinary course of business of the Group Companies) and (ii) not expressly contemplated pursuant to the terms of any agreement entered into by the Company on the Series A Closing Date relating to the Company’s credit support arrangements;

(h)

making of any distribution of profits of the Company by way of interim or final dividend, capitalization of reserves or otherwise, except for distribution in connection with a transaction contemplated under Section 5.01 or Section 5.02 of the Shareholders Deed (without, for the avoidance of doubt, prejudice to the Company’s right to redeem any Preferred Shares pursuant to Section 5.03 of the Shareholders Deed);

(i)	appointment of any independent Director to the Board other than pursuant to Section 2.01, 2.03, 2.06 or 2.13 of the Shareholders Deed, as the case may be, or the Articles (including Article 27.5); or

(j)	any Public Listing or any IPO, other than a QIPO.

provided, that where any Ordinary Resolution or Special Resolution is required to approve any of the matters referred to in this Article 45.2 and such matter has not received the approval of each of the Major Shareholders, as required by this Article 45.2 (except as otherwise provided in sub-clauses (b), (c) and (d) above), the Members who vote against such Ordinary Resolution or Special Resolution shall have the number of votes equal to (i) the votes of all Members who vote for such resolution, plus (ii) one.

45.3

For any amendment to the Memorandum and/or Articles that would materially and adversely affect the rights, obligations, powers or interests of the Designated Rightholder or the Designated Rightholder Director, the prior written approval of the Designated Rightholder shall be obtained in addition to any other approval required under the Articles and the Statute. If such approval of the Designated Rightholder has not been obtained, the Members who vote against such Special Resolution approving the amendment to the Memorandum and/or Articles shall have the number of votes equal to (i) the votes of all Members who vote for such resolution, plus (ii) one.

46.	Indemnity and Insurance

46.1

Every Director and officer of the Company (which, for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default, to the fullest extent permitted by Applicable Law. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions, unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default under this Article, unless or until a court of competent jurisdiction shall have made a finding to that effect.

46.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other documented costs and out-of-pocket expenses reasonably incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company, if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

46.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

47.	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each year and, following the year of incorporation, shall begin on January 1st in each year.

48.	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

49.	Mergers and Consolidations

Subject to Articles 45.2(b), 45.2(c) and 45.2(d), the Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

50.	Company Redemption Rights

50.1

If an IPO has been completed on or prior to the sixth (6th) anniversary of the Series B Closing Date (i.e., on or prior to December 31, 2030), and any Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, as the case may be, remain outstanding following the sixth (6th) anniversary of the Series B Closing Date, then the Company shall have the right at its election (but not the obligation) from time to time to redeem all or any of the then-outstanding Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares (as applicable) on a pro rata basis among the holders of the same series of Preferred Shares in accordance with the relative Aggregate Ownership among the holders of such series of Preferred Shares, in cash at a redemption price (the “Redemption Price”) that will generate an IRR of at least ten percent (10%) for the holder of each Series A Preferred Share, Series B Preferred Share or Series C Preferred Share (as applicable) (the “Company Redemption Rights”); provided, that, upon any Redeeming Shareholder’s written request no later than three (3) Business Days from the date of receipt of the Redemption Notice, the Company shall redeem no less than such number of Redemption Shares such that (a) in respect of such Redeeming Shareholder, the completion of such redemption on the Redemption Date shall result in the reduction of such Redeeming Shareholder’s Aggregate Ownership (as of the date of the Redemption Notice) by more than twenty percent (20%); provided, further, that such number of Redemption Shares shall be reduced accordingly as a result of any conversion thereof pursuant to Article 50.2; and (b) if such Redeeming Shareholder is a Major Shareholder (as of the date of the Redemption Notice), then the total number of Shareholder Directors that such Redeeming Shareholder shall be entitled to nominate and appoint pursuant to Article 27.2 shall, upon the completion of such redemption on the Redemption Date, be reduced by at least one (1).

50.2

If the Company elects to exercise the Company Redemption Rights pursuant to Article 50.1, then the Company shall give written notice of redemption (the “Redemption Notice”) to all Series A Preferred Shareholders, Series B Preferred Shareholders, or Series C Preferred Shareholders (as applicable) (the “Redeeming Shareholders”) setting out the number of Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares (as applicable), to be redeemed (the “Redemption Shares”) and the Redemption Price (including the calculation thereof) at least twenty-five (25) Business Days prior to the applicable Redemption Date designated therein. A Redemption Notice delivered by the Company may not be later revoked or withdrawn by the Company. If any Redeeming Shareholder(s) deliver(s), at least five (5) Business Days prior to the Redemption Date, a written notice to the Company to convert any or all of its Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares (as applicable) into Ordinary Shares, then such holder shall be entitled to receive the Ordinary Shares issued upon conversion of such Preferred Shares in accordance with Article 13, and for the avoidance of doubt, neither such Ordinary Shares nor such Preferred Shares shall be subject to any Company Redemption Rights.

50.3

The Redemption Notice shall contain instructions for the Redeeming Shareholders to deliver to the Company’s share register or transfer agent, as applicable, the share certificates for the Redemption Shares (if any, or if such certificates have been lost or destroyed, to give an indemnity in favor of the Company in relation to such lost or destroyed certificates) and to provide payment details to the Company. Upon such delivery of the share certificates for the Redemption Shares, the Company shall pay or cause to be paid directly or via a transfer agent to each Redeeming Shareholder that has complied with the instructions set forth in such Redemption Notice such Redeeming Shareholder’s Redemption Price in cash by wire transfer to its designated bank account on or prior to the Redemption Date as designated in the notice, and shall procure that the register of members is updated to reflect such redemption of such Redemption Shares.

50.4

With respect to any Redemption Shares which have been specified to be redeemed by the Company pursuant to the Company Redemption Rights in accordance with the provisions of this Article 50, and for which the Company has irrevocably paid the Redemption Price to the applicable Redeeming Shareholders in full: (a) dividends shall cease to accrue on such Redemption Shares, (b) such Redemption Shares shall no longer be deemed outstanding, and (c) all rights with respect to such Redemption Shares shall cease and terminate.

EXHIBIT A

FORM OF CONVERSION NOTICE

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